    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1996

                                                      REGISTRATION NO. 333-
-----------------------------------------------------------------------------
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       ----------------------------------

                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                       ----------------------------------

                             STRATEGIA CORPORATION
                 (Name of Small Business Issuer in its Charter)

           KENTUCKY                          7379                  61-1064606
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of Incorporation or         Classification Code Number)     Identification
        Organization)                                                 No.)

                            10301 LINN STATION ROAD
                                 P.O. BOX 37144
                        LOUISVILLE, KENTUCKY 40233-7144
                                 (502) 426-3434

         (Address and Telephone Number of Principal Executive Offices)

                            10301 LINN STATION ROAD
                                 P.O. BOX 37144
                        LOUISVILLE, KENTUCKY 40233-7144
(Address of Principal Place of Business or Intended Principal Place of Business)

                                RICHARD W. SMITH
                                   PRESIDENT
                             STRATEGIA CORPORATION
                            10301 LINN STATION ROAD
                                 P.O. BOX 37144
                        LOUISVILLE, KENTUCKY 40233-7144
                                 (502) 426-3434
           (Name, Address and Telephone Number of Agent For Service)

                       ----------------------------------

                                   COPIES TO:

          ALAN K. MACDONALD                           JOHN J. HALLE
      Brown, Todd & Heyburn PLLC                     Stoel Rives LLP
        3200 Providian Center                      900 SW Fifth Avenue
      Louisville, Kentucky 40202               Portland, Oregon 97204-1268
            (502) 589-5400                            (503) 224-3380

                       ----------------------------------

    Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                       ----------------------------------

                        CALCULATION OF REGISTRATION FEE

                     TITLE OF EACH CLASS OF                            AMOUNT TO         PROPOSED MAXIMUM       PROPOSED MAXIMUM
                   SECURITIES TO BE REGISTERED                       BE REGISTERED     PRICE PER SECURITY(1)    OFFERING PRICE(1)
Common Stock, no par value (2)(3)................................      2,012,500               $6.94               $13,961,719
Common Stock Purchase Warrants (the Warrants) (2)(4).............      2,012,500               $.00                    $0
Common Stock, issuable upon exercise of Warrants (5)(6)..........      2,012,500              $10.41               $20,942,578
Total............................................................          --                   --                 $34,904,297

                     TITLE OF EACH CLASS OF                            AMOUNT OF
                   SECURITIES TO BE REGISTERED                      REGISTRATION FEE
Common Stock, no par value (2)(3)................................        4,231
Common Stock Purchase Warrants (the Warrants) (2)(4).............          --
Common Stock, issuable upon exercise of Warrants (5)(6)..........        6,346
Total............................................................       $10,577

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457.

(2) The Common Stock and Warrants are being registered as component parts of a Unit. A total of 2,012,500 Units are being registered, each Unit consisting of one share of Common Stock and one Warrant. For the purposes of calculation of the registration fee, each share of Common Stock to be sold as a component part of the Units has been assumed to have a proposed maximum offering price per share of $6.94, and each Warrant is assumed to have a proposed maximum offering price per Warrant of $10.41.

(3) Includes 262,500 shares included in the 262,500 Units that the Underwriter has the option to purchase to cover over-allotments in connection with the Registrant's sale of the Units, if any.

(4) Includes 262,500 Warrants included in the 262,500 Units that the Underwriter has the option to purchase to cover over-allotments in connection with the Registrant's sale of the Units, if any.

(5) Includes 262,500 shares issuable upon exercise of Warrants included in the 262,500 Units that the Underwriter has the option to purchase to cover over-allotments in connection with the Registrant's sale of the Units, if any. Such shares are being registered for sale upon such exercise on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933.

(6) An indeterminate number of additional shares of Common Stock are to be registered hereunder, as provided in the Warrants in the event provisions against dilution therein become operative.
                       ----------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED OCTOBER 15, 1996.
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                1,750,000 UNITS

                                     [LOGO]

               EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK
                     AND ONE COMMON STOCK PURCHASE WARRANT

    Strategia Corporation ("Strategia" or the "Company") is hereby offering 1,500,000 units ("Units"), each Unit consisting of one share (the "Shares") of the Company's common stock (the "Common Stock"), and one warrant to purchase one share of Common Stock (the "Warrants"). The Units will separate immediately upon issuance, and the Common Stock and Warrants that make up the Units will trade only as separate securities. Each Warrant initially entitles the holder thereof
to purchase one share of Common Stock at a price of $      per share (150% of
the initial public offering price of a Unit), subject to adjustment under certain circumstances. The Warrants are exercisable at any time, unless previously redeemed, until the fifth anniversary of this Prospectus, subject to certain conditions. The Company may redeem the Warrants, in whole or in part, at any time upon at least thirty days prior written notice to the registered holders thereof, at a price of $0.25 per Warrant, provided that the closing bid
price of the Common Stock has been at least $      (200% of the initial public
offering price of a Unit) for the 20 consecutive trading days immediately preceding the date of the notice of redemption.

    Prior to this offering, the Common Stock was quoted on the over-the-counter-market. The closing bid price for the Common Stock on October 11, 1996 was $6.75. See "Price Range of Common Stock." It is currently anticipated that initial public offering price for the Units will be between $8.00 and $10.00 per Unit. The Company has applied to have the Common Stock and the Warrants listed on the Nasdaq National Market under the symbols "STGI" and "STGIW," respectively, upon consummation of this Offering.

            THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.

SEE "RISK FACTORS" BEGINNING AT PAGE 7.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                                                  UNDERWRITING
                                                                                 DISCOUNTS AND        PROCEEDS TO
                                                            PRICE TO PUBLIC      COMMISSIONS(1)        COMPANY(2)
Per Unit.................................................          $                   $                   $
Total(3).................................................          $                   $                   $

(1) Excludes a non-accountable expense allowance of $280,000 (2% of the aggregate offering price of the Units sold in the offering, based on an assumed offering price of $8.00 per Unit), payable to Paulson Investment Company, Inc., the representative (the "Representative") of the several Underwriters, and the value of a five-year warrant (the "Representative's Warrant") entitling the Representative to purchase up to 175,000 Units at a price of $9.60 per Unit (120% of the initial public offering price of a Unit, based on an assumed offering price of $8.00 per Unit). The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses payable by the Company estimated at $680,000, including the Representative's non-accountable expense allowance.

(3) The Company has granted the Underwriters a 45-day option to purchase up to 262,500 additional Units on the same terms as set forth above to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."

    The Units are offered by the several Underwriters subject to prior sale, when and if delivered to and accepted by the Underwriters, and subject to the right to reject any order in whole or in part and to certain other conditions. It is expected that delivery of the Units will be made in New York, New York on
or about       , 1996.

    This prospectus includes trademarks and registered trademarks of the Company and other companies.
                         ------------------------------

                        PAULSON INVESTMENT COMPANY, INC.

               The date of this Prospectus is              , 1996

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at the Commission's Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies may also be obtained through the Internet from the Commission's site on the World Wide Web at the following address: http://www.sec.gov.

    The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Units offered hereby, of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Units, Common Stock and Warrants, reference is made to the Registration Statement and such exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete and, in each instance, if such contract or document is filed as an exhibit to the Registration Statement, reference is made to the copy of such contract or document filed as an exhibit, each such statement being qualified in all respects by such reference to such exhibit. The Registration Statement and the exhibits and schedules thereto may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. Copies may also be obtained through the Internet from the Commission's site on the World Wide Web at the following address: http://www.sec.gov.

    The following documents previously filed with the Commission by the Company are incorporated herein by reference:

    (a) Annual Report on Form 10-KSB for the year ended December 31, 1995; and

    (b) Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1996.

    All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in
(a) above will be deemed to be incorporated by reference in this Prospectus and to be a part hereof.

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE UPON REQUEST AT NO CHARGE FROM RICHARD W. SMITH, PRESIDENT, STRATEGIA CORPORATION, P.O. BOX 37144, LOUISVILLE, KENTUCKY 40233-7144, TELEPHONE (502) 426-3434.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OR WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK AND WARRANTS ON NASDAQ IN ACCORDANCE WITH RULE 10b-6A UNDER THE EXCHANGE ACT. SEE "PLAN OF DISTRIBUTION."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, THE WARRANTS OR THE REPRESENTATIVE'S WARRANT. SEE "DESCRIPTION OF SECURITIES" AND "UNDERWRITING." NUMBERS OF SHARES OF COMMON STOCK AND PER SHARE INFORMATION CONTAINED IN THIS PROSPECTUS HAVE BEEN ADJUSTED TO REFLECT A 1-FOR-2 REVERSE STOCK SPLIT OF THE COMMON STOCK EFFECTIVE AS OF JULY 29, 1996 (THE "REVERSE SPLIT").

                                  THE COMPANY

    Strategia Corporation provides disaster recovery, consulting, information processing and outsourcing services to users of large-scale computer systems in North America and Europe. For twelve years the Company has specialized in assisting business organizations and government agencies to prepare for and avert the consequences of unknown, unplanned interruptions in data processing. Since 1984, the Company has provided its services to more than 200 large and medium-sized organizations in diverse industries. During the next several years the Company expects to devote substantial resources to assisting clients in preparing for and implementing the conversion of their computer systems to allow those systems to function without interruption on and after January 1, 2000--often referred to as the "Year 2000 problem." The Company recently began offering outsourcing services, managing some or all of a client's information processing functions on a transitional or permanent basis. The Company believes that its disaster recovery and millennium services expertise will enhance its ability to provide outsourcing and other computer services that address client needs beyond 2000.

    The Company has provided alternate site processing (or "backup" services) to users of large-scale Bull (formerly Honeywell) computers in North America since 1984, and to users of IBM computers in North America since 1993. In February 1995, the Company formed Twinsys Dataguard, SA ("Twinsys"), based in Paris, France and began offering contingency planning services and alternate site processing to users of Bull and Unix-based computer systems in France. The Company plans to open an operations facility in the United Kingdom and offer these services to users of Bull and Unix-based systems in the United Kingdom within the next twelve months. Clients are entitled to use the Company's data centers in Louisville, Kentucky and Paris, France if the client's data center is rendered inoperable as a result of natural disaster, fire, sabotage, strike or other emergency. The Company provides contingency planning consulting services to assess a client's vulnerability in the event of an unplanned interruption of data processing and to assist the client in preparing a contingency plan to allow critical business functions to resume as promptly as possible.

    The Year 2000 problem arises from the way dates are expressed in computer programs. Computer programs commonly rely on two-digit date fields for calculations and decision making functions. Many of these computer programs have begun to misfunction due to an inability to properly interpret dates after 1999, and others may misfunction in the future. Programs asked to process a date after the year 2000 may interpret the date as 100 years earlier than the intended date (e.g. 1905 for 2005), may go to an arbitrary default date such as 1980, may fail to process the date or may fail altogether. Even if the particular program will accommodate a 21st century date, it may be unable to communicate that date to other programs with which it must interact. Because of the prevalence and interdependence of date dependent applications in complex control systems, the failure of these applications could lead to widespread disruption of financial transactions, telecommunications, utilities and other systems.

    Millennium services, which address the Year 2000 problem, are a natural extension of the Company's historic contingency planning and processing services. The planning and operational methodologies developed by the Company as a disaster recovery specialist can be readily adapted to manage a client through certain aspects of a typical Year 2000 conversion project. Such a project typically involves four phases: (i) impact and alternatives analysis to assess the operational and financial risks to the client; (ii) magnitude assessment to analyze the technical issues involved in converting the client's applications and systems to select the optimal conversion strategy; (iii) code conversion to plan and implement the conversion of applications; and (iv) compliance testing under realistic operating conditions to ensure compliance before the converted applications are integrated into the client's system. The Company currently has pilot projects underway for three clients on a no-charge basis, which have enabled the Company to refine and validate its Year 2000 methodologies and to evaluate different code conversion software tools. The Company offers to manage a conversion project through all four phases on a turnkey basis, or to manage each phase separately, including the critical testing component. Unlike many millennium services consulting firms, the Company operates data centers, enabling it to comprehensively test a client's converted applications at an off-site location to avoid disrupting the client's ongoing business processing.

    The Company's near term strategy is to apply its consulting and operational expertise developed over more than a decade as a leading computer disaster recovery specialist to provide a full range of millennium analysis, assessment, conversion and testing services to clients in both North America and Europe. In the next six months, the Company plans to focus its millennium marketing efforts on its past and present disaster recovery clients as well as on industries such as insurance, financial services, health care, government and higher education, where many organizations have allocated funds for Year 2000 conversion projects. The Company's marketing strategy will emphasize its capability both to manage an organization's entire conversion project on a turnkey basis and to conduct full-system testing of the conversions undertaken by in-house staff or other millennium providers without interfering with ongoing processing operations. As more organizations reach the testing phase of their conversion projects, the Company plans to open several regional facilities dedicated exclusively to testing Year 2000 conversions. The expertise and familiarity with client systems that the Company expects to develop through Year 2000 conversions would strengthen its capability to provide outsourcing, application and systems reengineering, and other information management services to clients after 2000.

    The Company's longer term strategy is to offer a wide range of computer services to meet the changing needs of organizations in a rapidly evolving information technology environment, as well as to pursue opportunities to add new clients for its established disaster recovery and outsourcing services, particularly in Europe. Rapidly changing technology and budgetary and staffing constraints on information management are expected to continue to lead many companies to consider outsourcing certain information functions, such as data center operations, design and maintenance of computer systems and networks, or entire information processing functions. As organizations migrate from older mainframe systems to newer technologies such as client/server systems, they may find it cost-effective to convert their customized proprietary mainframe programs to operate on the new system and thereby reduce transitional costs. Organizations with operations in Europe may also face a code conversion issue similar to the Year 2000 problem as a result of the European Community's plan to adopt a single European currency. The Company's objective is to develop new skills to apply with its traditional methodologies to take advantage of future opportunities in the computer services markets.

    The Company was incorporated under Kentucky law in 1984. The Company's executive offices are located at 10301 Linn Station Road, Louisville, Kentucky 40223, and its telephone number is (502) 426-3434.

                                  THE OFFERING

Securities offered................  1,750,000 Units, each consisting of one share of Common
                                    Stock and one Warrant to purchase one share of Common
                                    Stock. The Common Stock and Warrants will be separately
                                    tradeable immediately following the offering. See
                                    "Description of Securities."

Common Stock to be outstanding
  after the offering..............  5,019,069 shares (1)

Use of proceeds...................  To add additional marketing and technical personnel, to establish regional and international testing facilities,
                                    to repay indebtedness of $800,000 and for working
                                    capital and other general corporate purposes. Offering
                                    proceeds may also be used to redeem unconverted shares
                                    of Series AA Preferred Stock ("Series AA Preferred")
                                    upon call by the Corporation, although it is expected
                                    that all outstanding shares of Series AA Preferred will
                                    be converted. See "Use of Proceeds."

Nasdaq National Market symbols....  Common Stock--"STGI"
                                    Warrants--"STGIW"

------------------------

(1) Includes 258,184 shares issuable upon conversion of Series AA Preferred. Excludes 76,339 shares of Common Stock issuable upon exercise of stock options outstanding at October 11, 1996 and 170,295 options granted October 14, 1996; shares issued after September 30, 1996, including 8,000 shares issuable as of October 7, 1996 upon renewal of a shareholder loan; and 544,546 shares of Common Stock issuable upon exercise of outstanding warrants as of October 11, 1996. See "Management-- Certain Transactions" and "Description of Securities."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                      YEAR ENDED          NINE MONTHS ENDED
                                                                     DECEMBER 31,           SEPTEMBER 30,
                                                                ----------------------  ----------------------
                                                                   1994        1995        1995        1996
                                                                ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
Revenue.......................................................  $    4,616  $    8,927  $    6,692  $    7,007
Cost of services..............................................       3,162       5,394       3,974       5,223
Selling, general and administrative expenses..................       1,053       2,435       1,732       1,765
                                                                ----------  ----------  ----------  ----------
Income from operations........................................         400       1,098         986          19
Other expense.................................................         394         612         462         473
                                                                ----------  ----------  ----------  ----------
Income (loss) before income tax benefit.......................           6         486         524        (454)
Income taxes(1)...............................................           0         444         417         130
                                                                ----------  ----------  ----------  ----------
Net income(loss)..............................................  $        6  $       42  $      107  $     (583)
                                                                ----------  ----------  ----------  ----------
                                                                ----------  ----------  ----------  ----------
Net income (loss) per common share (2)........................  $     (.01) $      .00  $      .03  $     (.25)
                                                                ----------  ----------  ----------  ----------
                                                                ----------  ----------  ----------  ----------
Weighted average shares outstanding...........................   2,418,792   2,493,603   2,489,537   2,523,790
                                                                ----------  ----------  ----------  ----------
                                                                ----------  ----------  ----------  ----------

                                                                                            SEPTEMBER 30, 1996
                                                                                         -------------------------
                                                                                          ACTUAL    AS ADJUSTED(3)
                                                                                         ---------  --------------
BALANCE SHEET DATA:
Working capital (deficit)..............................................................  $  (2,021)   $   10,319
Total assets...........................................................................     12,451        24,791
Total liabilities......................................................................     10,353         9,553
Total stockholders' equity.............................................................      2,098        14,438

------------------------

(1) Represents provision for French income taxes payable on income of Twinsys during 1995 and the nine months ended September 30, 1996, which totaled $1,127,000 and $354,000, respectively. North American operations incurred a loss for the period, thereby reducing income for the period on a consolidated basis.

(2) Net income (loss) per common share is computed by dividing net income
    (loss), after reduction for preferred stock dividends, by the weighted average number of common shares and common share equivalents outstanding during each of the periods presented. Options and warrants to purchase stock and convertible preferred stock are not included as common stock equivalents because their effect is antidilutive.

(3) Adjusted to give effect to the sale by the Company of 1,750,000 Units offered hereby at an assumed initial public offering price of $8.00 per share, the receipt of the estimated net proceeds therefrom, and the repayment of an $800,000 loan from a shareholder. See "Use of Proceeds."

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION--PRELIMINARY NOTE REGARDING FORWARD-LOOKING STATEMENTS." ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN OF THE RISK FACTS SET FORTH BELOW AND INFORMATION ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS:

    PLANNED EXPANSION OF SERVICES; CONTRACTION OF HISTORIC BUSINESS BASE. The Company has sought to expand the range of computer services it can offer to customers in recent years, as the market for its historic business has contracted. Since its inception in 1984, the Company has specialized in offering disaster recovery services to data center operators using large-scale computer systems, including backup services for Bull computer systems and contingency planning consulting. For more than a decade, the Company has been the leading provider of computer backup services to users of Bull computer systems in North America. However, the number of large Bull data centers in North America has decreased from approximately 700 in 1986 to approximately 100 in 1996, largely due to the "migration" of data center operators to other computer systems. In addition, in 1994 an affiliate of Groupe Bull began offering computer backup services in North America, which has reduced the Company's margins on its backup services contracts. As a result of these factors, the Company's revenues from its historic business base have declined significantly in recent years. The Company has offered backup services for certain IBM computer systems since 1992, and began in February 1995 to offer Bull backup services in France, where the number of data centers using Bull computers is much larger than in North America. In 1996, the Company began to market data center outsourcing and millennium services. Demand for millennium services, however, is likely to diminish significantly after 2000. The development of the Company's new computer service offerings is in an early stage, and there can be no assurance that a long-term market will develop for the computer services the Company will offer or, if there is a market for those services, that the Company will develop those services sufficiently to compete in that market. The failure to diversify into millennium services or to develop computer services required by clients after 2000 could materially and adversely affect the Company's business, operating results and financial condition. See "Business--Strategy."

    RECENT LOSS AND NEED FOR ADDITIONAL WORKING CAPITAL. The Company incurred a loss of $583,000 for the nine months ended September 30, 1996 and had an accumulated deficit of $2,785,000 and a working capital deficit of $2,021,000 as of that date. The Company expects to require significant amounts of cash to support marketing and other anticipatory activities related to the establishment of its millennium services business. See "Management's Discussion and Analysis of Results of Operations and Financial Conditions." The sale of the Units offered hereby will provide the Company with additional working capital that is expected to meet the Company's budgeted capital requirements for at least twelve months, but there can be no assurance that the Company will not experience liquidity problems because of adverse market conditions or other unfavorable events. Further, because of the various business risks described elsewhere in this "Risk Factors" discussion, there can be no assurance that the Company will be consistently profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    RELATIONSHIP WITH AUTOMATED TOOL VENDORS. The Company's ability to manage large Year 2000 conversion projects will depend on the development of effective automated conversion software tools that can convert large volumes of code without substantial human involvement, and on the Company's having access to such tools. The Company does not intend to develop conversion tools and therefore expects to be dependent on access to effective tools developed by others. The Year 2000 problem of a typical large organization is expected to involve the examination and conversion of millions of lines of computer code. Reliance on manual conversion is not feasible, in the Company's view, if, as expected, most organizations attempt to complete their conversions before January 1, 2000 because demand for qualified programmers would likely exceed the number of available programmers. One objective of the Company's Year 2000 pilot projects is to evaluate the performance of different conversion software tools. Should a particular tool prove to offer significant advantages in cost, speed, and effectiveness of conversion for a specific portion of the Company's clientele, the Company may consider entering into an alliance or other relationship with the tool vendor to insure access to the tool. The Company is negotiating an agreement with one such vendor, which would give the Company an exclusive right to use the vendor's tool to convert applications on Bull systems. If automated conversion tools do not prove to be effective, or if the Company cannot obtain access to effective conversion tools, the Company's capacity to execute conversion projects in a timely manner would be significantly impaired, which would materially and adversely affect its revenues from millennium services. Competitive factors may affect the Company's access to effective automated tools that may be developed for Year 2000 conversions. The Company anticipates that, as new conversion tools are developed, computer services vendors will compete to establish relationships with tool vendors that could limit the availability of a particularly effective conversion tool. The Company would be competing with companies that have greater financial resources and name recognition than it has. There can be no assurance that the Company will have access to conversion tools necessary to carry out its millennium services strategy.

    AVAILABILITY OF TECHNICAL PERSONNEL. Even if adequate automated conversion tools are available, the Company's strategy will require the addition of skilled technical, marketing and management personnel. The Company competes with major computer, communications, consulting and software companies, as well as information service departments of major corporations, in seeking to attract qualified personnel, and this competition is expected to intensify as demand for millennium service grows. There can be no assurance that the Company will be able to attract and retain the personnel necessary to pursue its strategy.

    UNCERTAIN AND UNDEVELOPED MARKET FOR MILLENNIUM SERVICES. Millennium services are expected to represent a significant portion of the Company's business for the next three years. Although the Company believes that the market for millennium services will grow significantly as the Year 2000 approaches, there can be no assurance that this market will develop to the extent anticipated by the Company, or at all. Significant expenses for sales and marketing may be required to inform the public of the millennium problem and the need for millennium services. There can be no assurance that the millennium services industry will devote the resources necessary to effectively inform the public of this problem or that potential clients will understand or acknowledge the Year 2000 problem. In addition, affected companies may not be willing or able to allocate the resources, financial or otherwise, to address the problem in a timely manner. Many companies may be able to resolve the problem using internal staff, by discontinuing the use of some older programs, or by replacing existing systems with new, Year 2000 compliant systems. Due to these factors, development of the market for millennium consulting services is uncertain and unpredictable. If the market for millennium consulting services fails to grow, or grows more slowly than anticipated, the Company's business, operating results and financial condition could be materially and adversely affected. See "Business--Industry Background--Millennium Services--The Consulting Market."

    COMPETITION. The markets for millennium services and the Company's other computer services are highly competitive. The market for millennium services will become increasingly competitive as the Year 2000 approaches. The primary competitive factors in the computer services industry are availability of equipment and facilities, price, service, the expertise and experience of the provider's personnel and the ability of such personnel to provide the skills and knowledge necessary to solve information processing problems. A large number of companies engaged in the computer services business are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than the Company. Moreover, other than technical expertise, there are no significant proprietary or other barriers to entry in the consulting services industry, and millennium consulting services in particular, that could keep potential competitors from developing similar services or providing competing services in the Company's market. There can be no assurance that the Company will be able to compete successfully against its competitors or that the competitive pressures faced by the Company will not affect its financial performance. See "Business--Competition."

    RAPID TECHNOLOGICAL CHANGE. The computer services industry is characterized by evolving technology and changing methodologies. The introduction of software tools embodying new technology and the emergence of new methodologies could render existing products and services obsolete. The Company's future success will depend on its ability to continue to refine and update its proprietary methodologies, including identifying and evaluating software tools specifically designed to economically and efficiently address the Year 2000 problem. There can be no assurance that one of the Company's competitors will not develop a software tool or millennium consulting methodology that is superior to the Company's services or achieves greater market acceptance than the Company's methodologies. The development of a superior tool or methodology by one or more competitors, or any failure by the Company to successfully respond to such a development, could materially and adversely affect the Company's business, operating results and financial condition. See "Business--Competition" and "Business--Millennium Services."

    CONCENTRATION OF CLIENTS. During 1995, Twinsys' largest client, France Telecom (including several affiliates that contract independently with Twinsys) accounted for approximately $2,471,000, or 27.7% of the Company's revenue. The Company's ten largest clients in 1995 accounted for approximately 55.6% of revenue. Most of the Company's contracts with its alternate site processing clients are for multi-year terms. The loss of any of the major clients of Twinsys or the Company could materially and adversely affect the Company's business, operating results and financial condition. See "Business--Clients."

    DEPENDENCE ON KEY EXECUTIVES. The Company is largely dependent on the efforts of Richard W. Smith, its Chief Executive Officer and President, and James P. Buren, its Executive Vice President-Technology. Neither Mr. Smith nor Mr. Buren is subject to an employment agreement that would prevent him from leaving the Company or restrict his ability to compete with the Company following the termination of his employment. There can be no assurance that the Company will be able to retain the services of Mr. Smith or Mr. Buren. Although the Company currently maintains life insurance on the lives of Mr. Smith or Mr. Buren, the loss of either of them could materially and adversely affect the Company's business, operating results and financial condition. See "Management--Directors and Executive Officers."

    LIMITED PROTECTION OF PROPRIETARY INFORMATION. The Company depends in part on its proprietary know-how to differentiate its services from those of its competitors. The Company does not have any patents and relies upon a combination of trade secret, copyright and trademark laws and contractual restrictions to establish and protect its proprietary information. The Company generally enters into non-disclosure and confidentiality agreements with its employees, independent sales agents and clients. Despite these precautions, it may be possible for an unauthorized third party to replicate the Company's computer services methodologies or to obtain and use information that the Company regards as proprietary. There can be no assurance that the means used by the Company to protect its proprietary information will be adequate or that the Company's competitors will not independently develop substantially similar or superior techniques. See "Business--Intellectual Property."

    POTENTIAL CONTRACT LIABILITY. The Company's computer services involve key aspects of its clients' computer systems. The Company has never been the subject of a damages claim related to its services. However, any failure in a client's system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. The Company attempts to contractually limit its liability for damages arising from negligent acts, errors, mistakes or omissions in rendering its professional services. Despite this precaution, there can be no assurance that the limitations of liability set forth in its service contracts would be enforceable or would otherwise protect the Company from liability for damages. The Company maintains general liability insurance coverage, including coverage for errors or omissions. However, there can be no assurance that such coverage will continue to be available on acceptable terms, or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could materially and adversely affect the Company's business, operating results and financial condition.

    RISKS OF THIRD PARTY CLAIMS OF INFRINGEMENT. As the number of competitors providing computer services, and millennium services in particular, increases, overlapping techniques used in such services will become more likely. Although the Company has never been the subject of an infringement claim, there can be no assurance that third parties will not assert infringement claims against the Company in the future, that assertion of such claims will not result in litigation, or that the Company would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial cost to the Company and divert management's attention from the Company's operations. Any infringement claim or litigation against the Company could, therefore, materially and adversely affect the Company's business, operating results and financial condition. See "Business--Intellectual Property."

    OFFICER AND DIRECTOR CONTROL. Upon completion of this offering, the Company's officers and directors will beneficially own approximately 35.1% of the Company's outstanding Common Stock (approximately 33.5% if the over-allotment option granted is exercised in full). As a result, although they will not have the ability to control matters requiring approval by the Company's shareholders, they may have the ability to influence how other shareholders will vote on such matters, including the election of directors. The Company currently has only two non-employee directors; however, the Company intends to identify and elect one or more additional non-employee directors in the near future. Currently, the affiliated directors may have the ability to control how the Board of Directors will vote on certain transactions. See "Principal Shareholders."

    NO LIQUID MARKET; POSSIBLE VOLATILITY OF STOCK PRICE; DILUTION. Prior to this offering, there has been a limited public market for the Common Stock and no public market for the Warrants. There can be no assurance that an active trading market for the Common Stock or the Warrants will develop or be sustained after this offering. The trading price of the Common Stock and Warrants could be subject to significant fluctuations in response to factors such as, among others, variations in the Company's anticipated or actual results of operations, announcements of new products or technological innovations by the Company or its competitors, and changes in earnings estimates by analysts. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general, and small capitalization, emerging growth and technology companies in particular, and are often unrelated to their operating performance. These broad market fluctuations may adversely affect the market prices of the Common Stock or the Warrants. Purchasers of the Units will incur an immediate book value dilution, and certain events, such as the issuance of Common Stock pursuant to the exercise of outstanding warrants and stock options, could result in additional dilution. See "Dilution."

    RISK OF LOW-PRICED STOCKS. The Common Stock has applied for listing on the Nasdaq National Market upon completion of this offering. In order to qualify for listing and to continue to be listed on the Nasdaq National Market, a company must meet certain financial criteria. Although the Company expects to meet these criteria upon completion of this offering, there can be no assurance that the Company will meet such tests or will continue to do so in the future. Failure to obtain a listing on the Nasdaq National Market would reduce market interest in the Common Stock and Warrants. Failure to meet maintenance criteria in the future may result in the delisting of the Common Stock from the Nasdaq National Market.

    SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of this offering and assuming no exercise of outstanding options and warrants to purchase Common Stock but assuming conversion of the outstanding shares of Series AA Preferred into Common Stock, there will be 5,027,069 shares of Common Stock outstanding. The Company has also granted options to directors, employees and others to acquire 246,634 shares of Common Stock, all of which are currently exercisable. An additional 802,730 shares of Common Stock are issuable upon the exercise of stock purchase warrants issued and outstanding as of October 11, 1996, which carry certain registration rights. Immediately following the completion of this offering, a total of 4,112,885 shares of Common Stock (including the 1,750,000 shares sold in this offering) will be freely tradeable without restriction. An additional 136,668 shares of Common Stock subject to issuance upon the conversion of Series AA Preferred would also be freely tradeable upon issuance. The remaining shares are "restricted securities" within the meaning of Rule 144 of the Securities Act ("Rule 144") and may not be resold except pursuant to a registration statement effective under the Securities Act or pursuant to an exemption therefrom. The possibility that substantial amounts of Common Stock may be sold in the public market would likely have a material adverse effect on prevailing market prices of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Shares Eligible for Future Sale."

    ANTI-TAKEOVER EFFECT OF CERTAIN STATUTORY AND CHARTER PROVISIONS. The Company's Articles of Incorporation provide that the Company will be governed by the anti-takeover provisions of the Kentucky Business Combinations Act. In general, this statute prohibits a Kentucky corporation from engaging in a "business combination" with an "interested stockholder" for a period of five years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. In addition, certain provisions of the Company's Articles of Incorporation could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. These statutory and charter provisions could have the effect of delaying, deferring or preventing a change in control of the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. See "Description of Capital Stock--Certain Statutory and Charter Provisions Regarding Change of Control."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,750,000 Units offered by the Company at an assumed public offering price of $8.00 per share are estimated to be $12,340,000 ($14,251,000 if the over-allotment option granted to the Underwriters is exercised in full), after deducting the estimated underwriting discount and other estimated offering expenses payable by the Company. The principal reasons for this offering are to increase the Company's working capital in anticipation of increased demand for the Company's millennium services during the next several months. The Company plans to use a portion of the offering proceeds to add marketing staff, project managers, and technical personnel in late 1996 and 1997, when more organizations are expected to begin the initial assessment and planning phases of their conversion projects. As projects enter the implementation phase, the Company also plans to use working capital provided by the offering to establish and equip regional testing facilities that will be dedicated to testing converted applications under realistic operating conditions. The Company will also use offering proceeds to repay an $800,000 loan from a shareholder. See "Certain Transactions." The Company anticipates that it will call the Series AA Preferred for redemption following completion of the Offering, and will use offering proceeds to pay the redemption price of any unconverted shares, although there are expected to be none. The Company intends to use the balance for additional working capital needs and general corporate purposes. The Company's management will have broad discretion with respect to the specific working capital requirements to which the proceeds will be applied. Pending use, the proceeds will be invested in short-term, investment-grade, interest-bearing securities.

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock has been quoted on the over-the-counter market under the symbol "STGI" since July 29, 1996, and under the symbol "DARS" before that date. The stock prices listed below, which have been adjusted to reflect the 1-for-2 reverse stock split of the Common Stock as of July 29, 1996, represent the high and low closing bid prices of the Common Stock by the National Quotation Bureau, Inc. as reported for each fiscal quarter beginning with the first fiscal quarter of 1994.

                                                                                                     HIGH        LOW
                                                                                                   ---------  ---------
FISCAL YEAR 1994:
  Quarter ended March 31, 1994...................................................................  $    2.50  $    1.00
  Quarter ended June 30, 1994....................................................................       2.50       1.00
  Quarter ended September 30, 1994...............................................................       2.00       1.00
  Quarter ended December 31, 1994................................................................       2.50        .75

FISCAL YEAR 1995:
  Quarter ended March 31, 1995...................................................................       1.75        .75
  Quarter ended June 30, 1995....................................................................       2.25        .75
  Quarter ended September 30, 1995...............................................................       2.25        .75
  Quarter ended December 31, 1995................................................................       2.50        .75

FISCAL YEAR 1996:
  Quarter ended March 31, 1996...................................................................       2.00       1.50
  Quarter ended June 30, 1996....................................................................       5.00       2.00
  Quarter ended September 30, 1996...............................................................       8.50       3.50
  Quarter ended December 31, 1996 (through October 11, 1996).....................................       8.13       6.75

    On October 11, 1996, the closing bid price of the Common Stock on the over-the-counter market was $6.75 per share. The foregoing quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. As of September 30, 1996, the Company believes there were approximately 700 beneficial owners of the Company's Common Stock.

                                DIVIDEND POLICY

    Since its inception the Company has not declared or paid cash dividends on its Common Stock. The Company intends to retain earnings, if any, for use in its business and to support growth and does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of September 30, 1996, and as adjusted to give effect to the sale by the Company of the 1,500,000 Units offered hereby at the public offering price of $8.00 per share (and after deducting the underwriting discount, estimated offering expenses payable by the Company, and an $800,000 loan to be repaid with offering proceeds).

                                                                                              SEPTEMBER 30, 1996
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                                (IN THOUSANDS)
Long-term debt (including current installments)...........................................  $   1,954   $   1,154
Obligations under capital leases (including current installments).........................      3,968       3,968
Stockholders' equity (deficit):
  Preferred Stock, no par value, 2,000,000 shares authorized, 64,546 shares issued and
    outstanding, actual and adjusted......................................................        645          --
  Common Stock, no par value, 20,000,000 shares authorized; 3,010,885 shares issued and
    outstanding and 4,510,885 shares as adjusted(1).......................................      4,254      17,239
  Accumulated (deficit)...................................................................     (2,801)     (2,801)
    Total stockholders' equity............................................................      2,098      14,438
Total capitalization......................................................................      8,020      19,560

------------------------

(1) As adjusted includes 258,184 shares issuable upon conversion of Series AA Preferred but excludes 76,339 shares of Common Stock issuable upon exercise of options outstanding as of September 30, 1996 and 170,295 shares of Common Stock issuable upon exercise of options granted October 14, 1996 under the Company's stock option plan and 544,546 shares issuable upon the exercise of outstanding warrants.

                                    DILUTION

    The net tangible book value of the Company at September 30, 1996 was $2,097,734 or $0.70 per share of Common Stock ($0.64 per share including in Common Stock the shares of Common Stock issuable on conversion of the Series AA Preferred.) Net tangible book value per share is equal to the Company's total tangible assets (total assets less intangible assets) less total liabilities divided by the number of shares of Common Stock outstanding. After giving effect to (i) the sale by the Company of the 1,750,000 Units offered hereby at an assumed initial public offering price of $8.00 per share and the receipt of the estimated net proceeds therefrom (after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company and attributing no portion of the value of a Unit to the Warrant) and (ii) the conversion of the Series AA Preferred, the net tangible book value of the Company at September 30, 1996 would have been $14,437,734 or $2.88 per share of Common Stock. This represents an immediate increase in net tangible book value of $2.24 per share to the existing stockholders (including the holders of Series AA Preferred) and an immediate dilution of $5.12 per share to new investors, as illustrated by the following table:

Public offering price per share.......................................             $    8.00
  Net tangible book value per share before the offering...............  $    0.70
  Net tangible book value per share before offering, adjusted for
    conversion of Series AA Preferred.................................  $    0.64
  Increase per share attributable to new investors....................       2.24
                                                                        ---------
Net tangible book value per share after the offering..................                  2.88
                                                                                   ---------
Dilution per share to new investors...................................  $    5.12
                                                                        ---------
                                                                        ---------

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below with respect to the Company's consolidated statements of operations for the years ended December 31, 1995 and 1994, and the Company's consolidated balance sheet at December 31, 1995, are derived from consolidated financial statements of the Company included elsewhere in this Prospectus that have been audited by Ernst & Young, LLP, independent auditors, and are qualified by reference to such consolidated financial statements and notes related thereto. The consolidated statements of operations for the nine months ended September 30, 1996 and 1995 have been derived from unaudited consolidated financial statements of the Company and include all adjustments, consisting of only normal recurring adjustments, that the Company considers necessary for a fair presentation of the results of operations for these periods. The selected consolidated financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                           NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                              -------------------------  ----------------------
                                                                  1994          1995        1995        1996
                                                              -------------  ----------  ----------  ----------
                                                                  (IN THOUSANDS, EXCEPT SHARE INFORMATION)
STATEMENTS OF OPERATIONS DATA:
Revenue.....................................................   $     4,616   $    8,927  $    6,692  $    7,007
Cost of Services............................................         3,162        5,394       3,974       5,223
Selling, general and administrative expenses................         1,053        2,435       1,732       1,765
                                                              -------------  ----------  ----------  ----------
Income from operations......................................           400        1,098         986          19
Other expense...............................................           394          612         462         473
                                                              -------------  ----------  ----------  ----------
Income (loss) before income tax benefit.....................             6          486         524        (454)
Income taxes(1).............................................             0          444         417         130
                                                              -------------  ----------  ----------  ----------
Net income (loss)...........................................   $         6   $       42  $      107  $     (583)
                                                              -------------  ----------  ----------  ----------
                                                              -------------  ----------  ----------  ----------
Net income (loss) per common share(2).......................   $      (.01)  $      .00  $      .03  $     (.25)
                                                              -------------  ----------  ----------  ----------
                                                              -------------  ----------  ----------  ----------
Weighted average shares outstanding.........................     2,418,792    2,493,603   2,489,537   2,523,790
                                                              -------------  ----------  ----------  ----------
                                                              -------------  ----------  ----------  ----------

                                                                             DECEMBER 31, 1995  SEPTEMBER 30, 1996
                                                                             -----------------  ------------------
                                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit)..................................................         $(3,295)            $(2,021   )
Total assets...............................................................          10,788              12,451
Total liabilities..........................................................           9,508              10,353
Total stockholders' equity.................................................           1,279               2,098

------------------------

(1) Represents provision for French income taxes payable on income of Twinsys during 1995 and the nine months ended September 30, 1996, which totaled $1,127,000 and $354,000, respectively. North American operations incurred a loss for the period, thereby reducing income for the period on a consolidated basis.

(2) Net income (loss) per common share is computed by dividing net income
    (loss), after reduction for preferred stock dividends, by the weighted average number of common shares and common share equivalents outstanding during each of the periods presented. Options and warrants to purchase stock and convertible preferred stock are not included as common stock equivalents because their effect is antidilutive.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

PRELIMINARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    The information set forth in "Management's Discussion and Analysis of Results of Operations and Financial Condition" below and in "Risk Factors," "Use of Proceeds" and "Business" includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and is subject to the safe harbor created by those sections. Factors that realistically could cause results to differ materially from those projected in the forward-looking statements are set forth in "Management's Discussion and Analysis of Results of Operations and Financial Condition" below and in "Risk Factors."

OVERVIEW

    Strategia Corporation provides disaster recovery, consulting, information processing and outsourcing services to users of medium- and large-scale computers in North America and Europe. Its clients include large and medium-sized organizations, including government agencies, universities, health care providers, financial institutions, manufacturers and telecommunications firms.

    The Company has sought to expand the range of computer services it can offer to customers in recent years, as its historic business has contracted. Since its inception in 1984, the Company has specialized in offering disaster recovery services to operators of large-scale data centers, including alternate site processing for Bull computer systems and contingency planning consulting. However, the number of large data centers using Bull computer systems in North America has decreased from approximately 700 in 1986 to approximately 100 in 1996, largely due to the "migration" of data centers to other computer systems. As a result, the Company's revenues from its historic business base have declined significantly in recent years. The Company has offered backup services for certain IBM computer systems since 1993, and began in February 1995 to offer Bull backup services in France, where the number of data centers using Bull computers is much larger than in North America. The Company plans to open an operations center and to offer Bull backup services in the United Kingdom within the next twelve months. In 1996, the Company began to market data center outsourcing and millennium services. Demand for millennium services, however, is likely to diminish significantly after 2000.

    Revenue from disaster recovery backup and contingency planning services represented approximately 95% of the Company's revenue in 1995. Twinsys generated approximately 65% of the Company's total service revenues in 1995 and approximately 73% during the nine months ended September 30, 1996. Revenue from alternate site processing is typically generated under multi-year contracts and is recognized ratably over the life of the contract. The Company's contingency planning services are rendered for a fixed fee, based on estimated hours required at each participating consultant's hourly rate, and revenue is recognized at the time the services are performed. Outsourcing revenue is generated under contracts at a specified monthly fee. Millennium consulting services will be offered on a fixed fee basis, while technical assessment and code conversion charges will be based upon the number of lines of program code. Millennium testing services will be charged at a per hour rate based on the equipment needed to test the client's system.

    Most of the Company's current cost structure is fixed. Cost of services relates mainly to computer and peripheral lease and maintenance expenses, facility lease, maintenance and utility expenses, and data communication costs. Personnel expenses, such as salaries and wages, along with employee benefit costs, are also largely fixed.

    Gross margins for the Company's computer backup and outsourcing businesses depend upon volume of service because the costs of these services are largely fixed. Margins are also affected by depreciation and estimated useful life of computer equipment. If the useful life of equipment continues after the equipment is depreciated, margins will typically increase. If the useful life of equipment ends before it is depreciated, margins will typically decrease. Depreciation on equipment currently installed at the Louisville facility has largely been completed. Assuming no purchases of additional equipment, depreciation expenses on equipment of Twinsys are expected to peak in 1997 and would decrease thereafter. See "--Twinsys Assets Acquisition." Increased competition has also tended to reduce margins on Bull backup contracts negotiated in the last two years. An affiliate of Bull began offering backup services in 1994 in the United States, representing the first significant competition the Company has faced in the North American Bull backup market in several years. Competition for IBM backup contracts has continued to be intense, which tends to keep margins tight.

    Gross margins for contingency planning depend and millennium services are expected to depend primarily on the productivity of the Company's technical and consulting staff. Most of the Company's contingency planning projects are priced on a fixed fee basis depending on the estimated staff hours to complete the project. Therefore, the profitability of an individual project depends on completing the project within the budget. In addition, productivity is based upon the number of billable personnel, billing rates, and the number of hours billed per day.

    General, administrative and selling expenses consist primarily of the salaries and benefits paid to the Company's marketing and administrative personnel and benefits, travel, promotions and trade show expenses, offices expenses and other general overhead costs. As a result of its plan to offer a wider range of computer services, the Company expects these costs to increase in absolute terms. However, the Company anticipates that these costs will remain stable or decrease slightly as a percentage of total revenue. Whether these expenses actually do stabilize or decrease as a percentage of revenue depends on the Company's ability to generate revenue from its new computer service offerings and the productivity of its marketing and administrative staff.

    Other expenses relate primarily to finance charges associated with capital leases for computer and peripheral equipment as well as funds borrowed from a shareholder. The Company expects to reduce its finance costs by reducing or eliminating certain capital lease obligations or refinancing them at lower rates. There can be no assurance that the Company will be able to procure less expensive sources of financing for these obligations. In addition to interest payable in cash on the principal balance of the shareholder loan, upon each 90-day renewal of the term of the loan, the Company issues 1,000 shares of Common Stock to the shareholder for each $100,000 of outstanding principal on the loan. See "Certain Transactions." The value of the shares issued during the nine months ended September 30, 1996 totaled $80,000. The shareholder loan was renewed as of October 7, 1996, and the value of the shares issued as of that date totaled $56,000, which will be recorded as interest expense during the fourth quarter of 1996. The Company intends to use $800,000 in offering proceeds to repay the shareholder loan. See "Use of Proceeds."

    The Company's results of operations for 1995 and 1996 include a provision for French income taxes on the income of Twinsys. The Company's North American operations incurred losses for these periods, thereby reducing income for the periods on a consolidated basis. The Company has net operating loss carry forwards available for U.S. federal and state income tax purposes and, accordingly, paid no U.S. income taxes for 1994 and 1995. At December 31, 1995 and 1994, the Company had net operating loss carry forwards of $3,340,000 and $2,873,000, respectively, for federal income tax reporting purposes. The Company has recognized a valuation allowance on a portion of its deferred tax assets due to the uncertainty of realizing the benefits thereof. The use of these carry forwards to offset future income is subject to limitations under Section 382 of the Internal Revenue Code.

TWINSYS ASSETS ACQUISITION

    In February 1995, Twinsys, the newly formed French subsidiary of the Company, paid $200,000 to acquire certain assets of Twinsys, SA ("TSA"), a Paris, France disaster recovery provider then in bankruptcy proceedings under French law, and DKI, an affiliate of TSA. Twinsys acquired (i) the lease to the office space that housed one of the two former TSA data centers; (ii) certain tangible fixed assets of TSA and DKI valued at approximately $260,000; and (iii) intangible assets of TSA of negligible value. As a condition to court approval of the transaction, Twinsys agreed to provide backup services without charge to former TSA customers who had prepaid for these services and to assume approximately $65,000 of accrued vacation liabilities to former employees of TSA who became Twinsys employees. The Company financed the acquisition of the TSA assets and provided initial working capital to Twinsys with $500,000 in funds borrowed from a shareholder. See "Certain Transactions."

    Twinsys commenced operations in February 1995 with no revenue-producing contracts in effect and no lease arrangements in place for the computer equipment required to operate a backup services business. Twinsys' operating results during 1995 and 1996 are principally the result of Twinsys' success in entering into contracts with new subscribers, including a substantial number of the former customers of TSA, and in negotiating new computer leases at rates substantially less than the rates previously paid by TSA.

    Twinsys did not succeed TSA as a party to TSA's contracts with its customers. As a result, the bankruptcy decree effectively terminated the former TSA customers' obligations under those contracts, and the former TSA customers became free to subscribe for computer backup services with any vendor they chose. During the first three quarters of 1995, Twinsys was able to negotiate and enter into new backup services arrangements with more than 30 former TSA customers as well as several new clients.

    Similarly, Twinsys did not assume any rights or obligations under any leases for the computer equipment present at the TSA data centers. Twinsys planned to (and ultimately did) negotiate new leases for necessary computer equipment at substantially lower rates than would have been payable under the TSA leases. The equipment owners were also willing to allow Twinsys to operate the equipment present at the data center while negotiations were underway, during which time Twinsys was not obligated to make lease payments. In negotiating new client contracts, Twinsys committed to certain equipment upgrades to meet the backup requirements of some of its larger clients. To meet the commitment, Twinsys leased a large new computer system effective April 1, 1996. See "Results of Operations--For the Nine Months Ended September 30, 1996." Many of the 1995 leases will terminate in 1997, and the Company anticipates that Twinsys' equipment costs will increase after new leases are negotiated and take effect. Depreciation expenses on currently installed equipment are expected to peak in 1997 and decrease thereafter. See "Overview."

    Because Twinsys commenced operations effective as of February 1, 1995, the Company's consolidated financial statements and other financial information contained in this Prospectus include only eleven months of combined operations with Twinsys during 1995. See Note 3 of Notes to the Consolidated Financial Statements.

RESULTS OF OPERATIONS

    FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

    The Company reported revenue of $7,007,000 for the nine months ended September 30, 1996, an increase of $316,000 or 4.7% from the comparable period in 1995. The Company reported net losses of $583,000 for the nine months ended September 30, 1996, after reporting net income of $107,000 for the comparable period in 1995. The net loss for the nine months ended September 30, 1996 was affected by the addition of new computer equipment by Twinsys in April 1996 and by a nonrecurring charge to operations of approximately $117,000 to reflect a judgment rendered in September 1996 by a French court in a lawsuit by a former employee of Twinsys.

    For the first nine months of 1996, Twinsys accounted for approximately 73% of consolidated service revenue. Twinsys' revenues increased by approximately 19% for the nine months ended September 30, 1996 compared to the comparable period in 1995, when Twinsys operated for only eight months. See Note 3 of Notes to Consolidated Financial Statements. Backup service revenue for the Company's North American operations decreased by approximately 30% during the nine months ended September 30, 1996, compared to the same period in 1995. Bull backup service revenue decreased significantly due to the expiration of the Company's then largest contract on June 1, 1995, and increased competition. The expired contract generated approximately 9% of the Company's revenue during the first nine months in 1995. Revenues receivable under the Company's new contract with this customer decreased significantly due to the customer's reduced backup service requirements. See "--Liquidity and Capital Resources." Since 1994, an affiliate of Groupe Bull has offered backup services to Bull computer users in North America, representing the first competition the Company has faced in this market in several years. Increased competition has and can be expected to continue to reduce margins on new Bull backup contracts as the Company's backup contracts expire and new contracts are negotiated. IBM backup service revenue grew by 23% for the nine months ended September 30, 1996 compared to the same period in 1995, but was more than offset by the decrease in Bull backup service revenue. Consulting service revenue for the nine months ended September 30, 1996 decreased by 57% over the comparable period in 1995. The Company's consulting services are not recurring, and therefore significant changes in these revenues can occur from year to year. The Company began marketing data center outsourcing services in December 1995, completing its initial contract during the second quarter of 1996. Two new outsourcing contracts are expected to commence during the fourth quarter.

    The Company's operating expenses for the nine months ended September 30, 1996 increased to $6,988,000, an increase of $1,282,000 or 22% compared to the same period in 1995. The increase is principally due to higher maintenance and depreciation expenses that Twinsys began to incur in April 1996. Twinsys' operating expenses were lower in 1995, when Twinsys operated largely with equipment previously leased to TSA. Twinsys was able to negotiate substantially lower lease payments for this equipment following TSA's bankruptcy. Beginning in April 1996, Twinsys was obligated to obtain additional computer equipment to meet the backup requirements of some of its largest customers, resulting in higher depreciation and maintenance expenses and consequently, smaller margins. Maintenance and depreciation expenses for Twinsys are expected to remain at approximately current levels through 1997. The cost of services for North American operations decreased approximately 13% in 1995 principally from reductions in Bull computer equipment lease and maintenance costs. Selling, general and administrative expenses were $1,765,000 for the nine months ended September 30, 1996, a 1.9% increase compared to $1,732,000 for the same period in 1995. These expenses had increased throughout 1995 due primarily to the addition of personnel and marketing expenses for Twinsys. Although the costs for establishing and coordinating Twinsys' technical, sales and administrative procedures are expected to decrease in 1996, selling, general and administrative expenses are expected to increase for the year as the Company increases its marketing and technical staffs in North America and Europe in anticipation of increased demand for millennium services. Professional fees attributable to Twinsys are also expected to be lower in 1996. Legal fees are likely to be higher for the year as the result of litigation in the United States that was settled during the third quarter.

    Interest expense increased to $488,000 for the nine months ended September 30, 1996, a $24,000 or 4.8% decrease compared to the same period in 1995. Interest expense for Twinsys totaled $230,000 for the nine months ended September 30, 1996, and is related mainly to capital leases for computer equipment. Interest expense in North America, which is principally related to capital leases for computer equipment and debt incurred to establish and provide working capital for Twinsys, decreased by approximately 18% compared to the same period in 1995.

    The provision for income taxes totaled $130,000 for the nine months ended September 30, 1996, due to French income taxes on income of Twinsys. No income tax benefits can be recognized currently for U.S. operating losses, but these losses are available to offset any future U.S. taxable income.

    FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

    The Company reported revenue of $8,927,000 and $4,616,000 for 1995 and 1994, respectively. The Company reported net income of $42,000 for 1995 after reporting net income of $6,000 in 1994. The increase in revenue and net income in 1995 is attributable entirely to the commencement of operations by Twinsys effective on February 1, 1995. Twinsys contributed net income of approximately $750,000 in 1995, which offset the net loss incurred by the Company's North American operations during the year.

    Consolidated service revenue increased by $4,312,000 or 93.4% during 1995. Twinsys accounted for approximately $5,800,000 or 65.0% of consolidated service revenue for the year. Backup service revenue for the Company's North American operations decreased 54% in 1995. Bull backup service revenue decreased significantly due to the expiration of the Company's then two largest contracts during the first six months of 1995 and increased competition. The expired contracts together generated approximately 42% of the Company's revenue in 1994. The Company entered into a new contract with one of these customers but for significantly lower revenue due to the customer's reduced backup service requirements. See "--Liquidity and Capital Resources." IBM backup service revenue grew by 23% in 1995, but was more than offset by the decrease in Bull backup service revenue. Consulting service revenue for 1995 increased by 63% over 1994, but was offset by non-recurring outsourcing revenue in 1994 from peak load processing.

    The Company's operating expenses for 1995 increased by 85.7% to $7,829,000 for 1995 from $4,215,000 in 1994, primarily due to the addition of Twinsys. Twinsys' operating expenses totaled $4,403,000 in 1995 and consisted mainly of lease and maintenance expenses for its facility and computer equipment, as well as personnel costs. The cost of services for North American operations decreased by approximately 13% in 1995 principally from reductions in Bull computer equipment lease and maintenance costs. Selling, general and administrative expenses increased 131.2% to $2,435,000 for 1995 from $1,053,000 in 1994.
Twinsys accounted for $1,451,000 or 59.6% of these expenses in 1995, which relate largely to personnel and marketing expenses. Legal and accounting fees increased in 1995 as a result of the acquisition and initial startup of operations by Twinsys. Interest expense totaled $657,000 and $396,000 for 1995 and 1994, respectively. Interest expense for Twinsys totaled $240,000 or 36.5% and is related mainly to capital leases for computer equipment. Interest costs in North America increased approximately 5% principally as a result of debt incurred by the Company to acquire assets and provide working capital for Twinsys.

    The provision for income taxes totaled $444,000 for 1995, due to French income taxes resulting from income of Twinsys. No income tax benefits can be recognized currently for U.S. operating losses, but these losses are available to offset any future U.S. taxable income.

LIQUIDITY AND CAPITAL RESOURCES

    At September 30, 1996, the Company's consolidated current liabilities exceeded current assets by $2,021,000. The principal resources available to reduce the Company's liquidity deficiency are monthly revenues payable under its backup service contracts. Backup services revenue for the Company's customers are generated in most cases under multi-year contracts that typically provide predictable revenue streams. These contractual revenues, though not recorded on the Company's balance sheet, will be available to help meet the Company's liabilities as recorded at September 30, 1996. In September 1996, the Company raised gross proceeds of $1,200,000 in a private placement of Common Stock and warrants to purchase Common Stock. Net proceeds from the sale of those shares and warrants were used to reduce the Company's accounts payable and for general working capital needs.

    Income generated by Twinsys has provided a significant, positive impact upon the consolidated cash flow of the Company. However, the timing and amount of cash transfers between Twinsys and the Company are subject to rules governing dividend payments by French subsidiaries of multi-national corporations, as well as practical considerations. The Company assesses the working capital needs of its North American and European operations periodically and determines appropriate allocations of cash throughout the year.

    The Company's computer equipment is expected to meet the technological requirements of current and prospective backup services customers in North America and Europe without the need for any additional material capital expenditure during 1996. Twinsys financed its acquisition of computer equipment needed for the backup requirements of some of its largest customers through a capital lease obligation totaling approximately $2,000,000. Twinsys is also expected to incur increased equipment expense in 1997 as leases negotiated in 1995 begin to expire and new leases take effect. To the extent that additional computer hardware is required to meet the terms of future contracts for data center outsourcing or millennium testing services, the Company intends to finance the acquisition of such equipment from contract revenues whenever possible, and the proceeds of this offering.

    The Company intends to use the net proceeds of this offering to fund increases in marketing and technical personnel needed to support the initial growth of its millennium services business. The Company believes that the addition of new customers for millennium services as well as for outsourcing, backup, and consulting services will enable the Company to generate sufficient cash from operations to finance its working capital requirements for the next year and reduce its working capital deficit. To the extent that amounts from these sources are insufficient to finance the Company's working capital requirements, the Company will be required to raise additional funding through equity or debt financing. There can be no assurance that such financing will be available on terms acceptable to the Company, and if available, such financing may result in further dilution to the Company's shareholders and higher interest expense. See "Risk Factors--History of Losses and Need for Additional Working Capital."

    FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

    Net cash provided by operating activities decreased to $2,187,000 during the nine months ended September 30, 1996 compared to $2,613,000 in 1995. The net change was due to the net loss incurred during this period in 1996 and the decrease in deferred revenue. A large amount of backup service billing occurred at Twinsys during the initial months of operations in 1995 that was reflected in the deferred revenue balance. In addition, the net increase in deferred income taxes was only $15,000 at September 30, 1996 compared to $292,000 at September 30, 1995.

    Net cash used in investing activities was $273,000 in 1996 compared to $647,000 in 1995. Expenditures for property and equipment were higher in 1995 largely due to the establishment and initial capitalization of Twinsys in February 1995.

    Net cash used in financing activities was $720,000 in 1996 compared to $1,662,000 in 1995. The use of cash for principal payments on the Company's capital leases were comparable for these two periods. However, the cash used in financing activities in 1996 was significantly offset by the proceeds of a private placement of securities in September 1996. See "Certain Transactions."

    FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

    Net cash provided by operating activities was $2,707,000 in 1995 and $772,000 in 1994. The increase was due to increases in depreciation and amortization, as well as increases in deferred revenue, accrued expenses, and accounts payable. These increases were partially offset by a decrease in accounts receivable.

    Net cash used in investing activities was $693,000 in 1995 and $43,000 in 1994. The increase was principally due to the establishment and initial capitalization of Twinsys in February 1995. The purchase of certain assets of TSA in bankruptcy proceedings and the purchase of computer equipment associated with the commencement of operations by Twinsys, were the primary investment uses of cash in 1995.

    Net cash used in financing activities was $1,952,000 in 1995 and $665,000 in 1994. During 1995, the Company was required to renegotiate all computer equipment capital leases in France. These new leases, along with the existing capital leases at Strategia, resulted in a large increase in principal payments on these leases during 1995. These increased payments were partially offset by proceeds from a shareholder loan.

                                    BUSINESS

INTRODUCTION

    Strategia Corporation provides disaster recovery, consulting, information processing and outsourcing services to users of large-scale computer systems in North America and Europe. For twelve years the Company has specialized in assisting business organizations and government agencies prepare for and avert the consequences of unknown, unplanned interruptions in data processing. The Company has provided its services to more than 200 large and medium-sized organizations in diverse industries. During the next several years the Company expects to devote substantial resources to assisting clients in preparing for and implementing the conversion of their computer systems to allow those systems to function without interruption on and after January 1, 2000, which is often referred to as the "Year 2000 problem."

    The Company has provided alternate site processing to users of large-scale Bull (formerly Honeywell) computers in North America since 1984, and to users of IBM computers in North America since 1993. In February 1995, the Company formed Twinsys Dataguard, SA in Paris, France, and began offering contingency planning services and alternate site processing to users of Bull and Unix-based computer systems in Europe. The Company plans to open an operations facility in the United Kingdom and to offer these services to users of Bull and Unix-based systems in the United Kingdom within the next twelve months. Clients are entitled to use the Company's data centers in Louisville, Kentucky and Paris, France if the client's data center is rendered inoperable as a result of natural disaster, fire, sabotage or other emergency. The Company's contingency planning consulting services assess a client's vulnerability in the event of an unplanned interruption of data processing and assist the client in preparing a contingency plan to allow critical business functions to resume as promptly as possible.

    Millennium services, which assist a client to assess the magnitude of its Year 2000 problem and convert its applications to function without disruption in 2000, represent a natural extension of the Company's historic contingency planning and information processing services. The Company believes the expertise and familiarity with client systems that it expects to develop through Year 2000 conversions would strengthen its capability to provide outsourcing, application and systems reengineering, and other information management services after 2000.

INDUSTRY BACKGROUND

    DISASTER RECOVERY SERVICES

    Disaster recovery services are intended to reduce a business or government organization's vulnerability to unanticipated interruptions of critical information processing functions. The day-to-day operations of most business and government organizations require immediate and continuous access to their information processing system. In many cases, the failure of such systems or critical aspects thereof, even for short periods of time, can affect vital corporate or government functions, with potentially critical losses to the organization and its clients or constituents. Such dependence on the computer system makes organizations vulnerable to catastrophic losses if their centralized information processing operations are significantly interrupted as a result of natural disasters, fire, sabotage, strike, long-term power outage, explosion, or other unanticipated event.

    Contingency planning consulting services assist an organization in assessing the impact a prolonged interruption of information processing could have on critical operations. They also assist the organization's information services personnel in developing a contingency plan for resuming normal information processing functions as soon as possible after interruption. Often the contingency plan provides for the resumption of processing in alternate processing facilities maintained by a third party provider. The organization contracts with the alternate site provider to have access to a fully equipped and operational data center with full telecommunications capability (a "hot site") if its internal processing is interrupted. The contract generally provides a certain amount of testing time in which the provider's technical personnel and the client's information services staff can test the compatibility of the organization's applications with the back-up system under various disaster scenarios.

    The Company provides contingency planning consulting services to North American and European organizations of various sizes, in diverse industries and using a wide variety of computer systems. The Company also provides alternate site processing to users of large-scale Bull and IBM computer systems in North America, and Twinsys offers the same service to users of Bull and Unix-based systems in Europe. Twinsys offers its services for Unix-based systems through a majority owned subsidiary in which the other shareholders are officers of Twinsys. See "Certain Transactions." Although the number of Bull installations in North America is limited, the number is much greater in Europe, where the Company believes significant opportunities for growth remain. The Company believes that its knowledge of client systems and applications gained in providing contingency planning and back-up services, as well as the Company's reputation for customer service, provide valuable advantages in marketing millennium and outsourcing services.

    MILLENNIUM SERVICES

    THE YEAR 2000 PROBLEM. Throughout most of the history of computer use by business and government organizations, data storage was severely limited both by the storage media themselves and by access speed considerations. Accordingly, for several decades, computer programs and programmers typically encoded years using a two-digit format (e.g., "96" for "1996") rather than a complete four-digit format. The use of a two-digit date format makes it impossible to distinguish between dates in different centuries. Programs asked to process a date after the year 2000 may interpret the date as 100 years earlier than the intended date (e.g. 1905 for 2005), may go to an arbitrary default date such as 1980, may fail to process the date or may fail altogether. Even if the particular program will accommodate a 21st century date, it may be unable to communicate that date to other programs with which it must interact. As the year 2000 approaches, many of these computer programs have begun to operate inaccurately or fail altogether due to their inability to properly interpret dates after 1999.

    The complexity of the Year 2000 problem arises from the volume of programming changes required, the interdependence of systems in exchanging data and the lack of standardization in the way date fields have been encoded in different programs. Date dependent applications are prevalent in the information systems used by most organizations. Until recently, organizations have been able to perform specific tasks that rely on dates after 1999 (e.g., computing payments on long-term mortgages) by using stand alone Year 2000-compliant applications, modifying small amounts of computer code, or manipulating data. Such solutions are not practical as the percentage of an organization's applications encountering dates after 1999 increases. Because a single application can potentially corrupt the organization's entire information network by passing on noncompliant data, resolving the Year 2000 problem requires individually identifying and analyzing all applications and systems used by the organization. An organization's systems can include internally developed custom mainframe programs and a large number of newer applications from multiple sources, leading to an absence of standards among highly integrated and interdependent applications. Changes to applications may require a corresponding change to data used by the application. Computer hardware and operating systems generally include date-dependent programs or processing functions that can be similarly affected.

    The Year 2000 problem will affect not only data processing functions but also process control applications. For example, applications such as traffic regulation, building environmental control, and factory automation commonly vary or change programs by date. While these systems typically are not affected by the Year 2000 problem today (because they typically have no need to process dates substantially in the future) as the millennium approaches, many of them will have to be reprogrammed to allow them to function after 2000.

    The extensive reliance of large business and government organizations upon computer-based information systems may make it essential for business and government organizations to assess and resolve their

Year 2000 problem within the next three years to continue critical functions without interruption. Many organizations will be required to analyze and modify their current systems because it is unlikely that they can abandon substantial portions of their current systems and complete the transition to new Year 2000-compliant computer systems in the limited time remaining. In addition to problems arising in its own systems, an organization may be indirectly affected by the date-dependent computer programs and databases used by other organizations. For example, suppliers may have software applications that are directly integrated with a retailer's information processing applications.

    The Year 2000 problem has already begun to appear in applications that incorporate future dates which now extend beyond 2000, and is expected to appear with greater frequency as the Year 2000 approaches. For example, THE WALL STREET JOURNAL reported that it must manually process subscriptions for readers whose subscriptions extend beyond 1999. Another organization's computer began deleting account records of active customers because it was programmed to eliminate accounts that showed four or more years of inactivity. For that, it added four years to the date of the last transaction and compared that to the current date. If the customer had a transaction in 1996, the computer figured the account expired in 1900. Similarly, in 1995 the inventory control system for a food processing company incorrectly ordered that food with a five-year shelf life be dumped. The computer calculated the food's shelf life had expired 95 years earlier. Due to the prevalence and interdependence of date dependent applications in complex control systems, the failure of date dependent applications could lead to widespread disruption of financial transactions, telecommunications, utilities and other systems.

    THE MARKET. Estimates of the world-wide cost of resolving the Year 2000 problem by computer industry analysts have ranged as high as several hundred billion dollars over the next three and one-half years, based on an estimated cost of approximately $1.00 per line of computer code. In July 1996, J.P. Morgan Securities, Inc. published what it described as "a very conservative estimate" of $200 billion. While the accuracy of such estimates is acknowledged to be subject to question because so little reliable data is available to support them, the consensus view is that the Year 2000 problem will be large enough to be a substantial factor in the computer service industry for the next several years.

    The Company believes that organizations will attempt to resolve the Year 2000 problem both by using internal programming resources and seeking outside help from millennium services providers, as well as by eliminating or replacing some programs or equipment. A substantial number of organizations are expected to choose to engage a millennium services provider to manage some or all of their conversion project because completing an internal project within the next three years would require substantial increases in technical personnel as well as expertise that few internal staffs have. Some analysts have suggested that the magnitude of the Year 2000 problem and the limited time in which to implement a solution may cause demand for millennium services to exceed the availability of qualified providers.

    Industry analysts and government regulatory agencies have emphasized the importance of adequate testing of converted applications because of the need to have compliant systems operating no later than January 1, 2000. For this reason, these sources have estimated that organizations will spend a substantial portion of their Year 2000 budgets on testing services. Because the Company has extensive experience in operating complex computer systems and operates fully functional data centers not already burdened with near full-capacity use requirements, it believes that it will be well positioned to offer testing services on a competitive basis.

    OUTSOURCING

    Business organizations are transferring information processing functions to outside vendors with increasing frequency as a result of strategic, financial, operational, and technological factors. The shift in recent years towards client/server based computer applications, the dispersion of processing into networks, rapidly advancing and changing technology, and the tendencies of businesses to "mix and match" new hardware and software applications from a variety of sources have increased the complexity of the information systems of most organizations. At the same time, budgetary and staffing constraints brought about by increasing competitive pressure have limited the resources available to manage and operate information systems. Many organizations have found it cost-effective to use outside vendors to manage information issues such as compatibility of applications, customizing applications for specialized uses (reengineering), monitoring advances in technology, and managing technological obsolescence. As a greater portion of information processing resources are being directed toward specialized technologies and applications for particular revenue generating activities, information managers are focusing on reducing the costs of operating older "legacy" mainframe systems that often remain in use for recordkeeping and other traditional business functions. Organizations often find they can reduce costs by outsourcing legacy system operations, either permanently or during the transition to other computer systems or to client/ server applications. By outsourcing, an organization may be able to devote more resources to business development and other strategic functions rather than more routine functions and to take advantage of the efficiencies in personnel, systems maintenance, and software licensing costs offered by a vendor who operates legacy systems for multiple clients.

    The Company believes that during the next several years, organizations using Bull computers in North America will continue to consider other information processing arrangements in response to changing technologies and limitations on financial and human resources. These could include migrating to new technologies, reengineering customized mainframe operating systems and applications to operate on open systems, or turning over the operation of the legacy Bull systems to an outsourcer, either permanently or during migration to a newer technology. This anticipated trend is expected to present an opportunity for the Company to shift its focus in the North American Bull market from providing lower margin computer backup services to higher margin outsourcing services.

    EUROCURRENCY CONVERSION

    Organizations with substantial operations in Europe may face a conversion problem similar to the Year 2000 problem. The decision in December 1995 by the European Community to adopt a single currency will, if implemented, cause business organizations and government agencies to modify their applications and databases so as to accommodate the new currency references and calculations. It is currently contemplated that beginning on January 1, 1999, currency conversion rates will be stated, and settlements between banks must be conducted, in Eurocurrency units. If plans for adopting Eurocurrency remain unchanged, the Company anticipates that many organizations would elect to modify both the date fields and the currency fields incorporated into their software and hardware in a single conversion project.

STRATEGY

    The Company's strategy is to use the computer consulting and operational expertise developed over more than a decade as a leading computer disaster recovery specialist to become a leading provider of millennium services and a wide range of other outsourcing and information processing services to existing and new clients in both North America and Europe. Key elements of this strategy include the following:

           CAPITALIZE ON EXISTING MARKET KNOWLEDGE AND CUSTOMER RELATIONSHIPS. The Company has provided contingency planning and backup services to more than two hundred diverse organizations since its inception. Clients include multinational manufacturers, national and international financial institutions, telecommunications companies, health care providers, utilities, airlines, investment banking firms, insurance companies, city, state, and federal government agencies, and universities. Several clients have already made preliminary inquiries to the Company regarding the Year 2000 problem. The Company believes that its reputation and relationships with its clients can be used to establish and expand its millennium services business. The Company also plans to target industries such as insurance, financial services, health care, and higher education where many organizations have already budgeted funds for Year 2000 conversion projects.

           DISTINGUISH THE COMPANY AS A FULL SERVICE PROVIDER OF MILLENNIUM SERVICES. As a disaster recovery specialist for twelve years, the Company has developed methodologies for analyzing and operating information systems under a variety of adverse scenarios. The Company intends to market this expertise, which enables the Company to provide the full range of services typically necessary to manage an organization's entire Year 2000 project, including the critical testing component. Industry analysts as well as federal banking regulatory agencies have publicly emphasized the need for adequate testing of Year 2000 conversions. Unlike most millennium services consultants who offer assessment and conversion services with only limited testing, the Company has the experience and facilities to test a client's entire converted system under realistic operating conditions.

           USE CURRENT PROJECTS TO VALIDATE THE COMPANY'S METHODOLOGY AND ENHANCE MARKET PRESENCE. The Company is currently conducting pilot programs on a no-charge basis for two U.S. clients and one French client to assess the impact and magnitude of their Year 2000 problem using the Company's millennium services methodology and software conversion tools from several vendors. Subsequent services provided to these clients, if any, are expected to be on a chargeable basis. The projects have given the Company an opportunity to refine and validate its approach and to analyze the effectiveness of different conversion tools on a portfolio of computer code, while providing value to the clients. The assessment phase for both U.S. clients is near completion, and both clients have requested and received proposals for the code conversion and compliance testing phases of their projects. Participation in actual Year 2000 conversion projects may enhance the Company's presence in the market if the number of computer services vendors offering millennium service increases as expected during the next several months.

           ESTABLISH REGIONAL FACILITIES TO TEST CONVERSIONS BY ORGANIZATIONS CONDUCTING IN-HOUSE CONVERSIONS AND OTHER MILLENNIUM PROVIDERS. As more organizations reach the testing phase of their Year 2000 conversions and demand for testing increases, the Company plans to open and operate high capacity testing facilities throughout North America and Europe, where the conversion can be tested under realistic operating conditions to ensure compliance before converted applications are integrated into the client's system. In addition to using these facilities to test the Company's own conversion projects, the Company plans to market conversion testing as a separate service to millennium consulting firms with limited testing capability and to organizations undertaking in-house conversion projects.

           EXPAND SERVICES IN EUROPE. The Company intends to expand its presence in Europe by offering millennium and Eurocurrency conversion services through Twinsys. Twinsys' clients include telecommunications and technology corporations, financial institutions, and national and local government agencies, which provide an established base of prospective clients for millennium and conversion services. The Company also plans to open a remote computing facility in the United Kingdom during the next twelve months, which would enable it to offer backup services to users of Bull and Unix-based computer systems in the UK. The Company believes its millennium methodology can be readily adapted to Eurocurrency conversion projects that organizations with operations in Europe are expected to undertake if plans to adopt a single European currency are implemented.

           EXPAND OUTSOURCING, SOFTWARE CONVERSION AND RE-ENGINEERING CAPABILITIES. The Company plans to actively market its outsourcing services to current clients and other

       Bull and IBM users. During the next several years, many Bull users are expected to consider alternatives to operating legacy systems based on Bull mainframe computers. The Company's familiarity with the Bull market and its knowledge of client information processing systems would be advantages in developing this potential base of outsourcing business. Over the longer term, the expertise gained as result of its millennium and Eurocurrency projects may enhance the Company's strategy to provide a wide range of outsourcing and other computer services to its clients beyond 2000. The methodology developed for millennium and Eurocurrency conversion projects can be adapted for future software conversion and re-engineering projects. The Company believes that opportunities to expand its outsourcing services in the United States and its disaster recovery services, particularly in Europe, will continue after 2000.

COMPANY SERVICES

    DISASTER RECOVERY SERVICES

    The Company provides contingency planning consulting services to users of IBM, Bull, and other computer systems. The Company employs full-time consultants certified by the Disaster Recovery Institute in St. Louis, Missouri. Contingency planning includes an assessment of the vulnerability of the client's business operations to unanticipated interruptions of critical data processing functions, including recommendations to minimize both the probability of occurrence and the cost of those potential data processing disruptions and the loss or destruction of critical records. The Company will also assist in designing a recovery plan to structure procedures for restoration of all organizational functions as well as information processing capabilities, for replacement of needed supplies and equipment, and for the division of staff responsibilities. The Company provides these consulting services either on a fixed price or hourly basis.

    Alternate site processing subscribers are entitled to immediate use of the Company's IBM, Bull or Unix-based computer systems in the event of a disaster, together with all required peripheral, communications, and support equipment. Use of certain peripheral and support systems and offices space is included in the basic service level, and additional peripheral equipment is available at higher levels of service at additional cost. If a disaster occurs, the client may process at the hot site for specified periods. Pricing levels of client contracts depend on the amount of capacity on the large-scale Bull, IBM, and UNIX computers to be made available to the customer and the particular configuration of the peripheral and communications equipment needed. Subscribers are also entitled to a certain amount of testing time at the Company's hot sites where the Company's technical personnel work with the client's information services staff to ensure the compatibility of the organization's applications with the back-up system under various disaster scenarios.

    The Company typically stores copies of its clients' operating system and other operational software at its hot site. The Company typically does not store client data, which the client typically backs up at another location and brings to the Company's site for testing or in the event of disaster. Upon receipt of notice of a possible disaster from a client, Company personnel install the client's operating software and otherwise prepare the site for operation. Actual data processing operations at the hot site are conducted by client personnel, who are also responsible for providing and installing the client's data. Depending on client requirements and geographic and technical constraints, a hot site can be fully operational within as little as several hours.

    MILLENNIUM SERVICES

    The Company's millennium services include identification and analysis of the magnitude of a client's potential Year 2000 problem, conversion of software date fields, and testing the performance of the converted software at the Company's data centers. The Company will offer these services separately or together for organizations that prefer a turnkey solution for their entire Year 2000 project.

    The Company is currently conducting Year 2000 pilot projects for a manufacturing firm, a state university, and a French bank. Each of the projects involves the preparation of both an impact and alternatives analysis and magnitude assessment (as described below) on a no-charge basis using the Company's proprietary millennium services methodology and software tools from several vendors. The projects have given the Company an opportunity to refine and validate its approach, while providing value to the client. Another objective of the pilot projects has been to analyze the effectiveness of different software tools in converting a portfolio of sample code according to the specifications contained in the Company's methodology. The assessment phases of the pilot projects for both U.S. clients have been completed, and both have requested and received follow-on proposals for code conversion and compliance testing which, if accepted by the client, would be provided on a chargeable basis.

    IMPACT AND ALTERNATIVES ANALYSIS. If requested, the Company will initially conduct an impact and alternatives analysis to assess the scope of the client's Year 2000 problem. This process is intended to give senior management a clearer understanding of the organization's operational and financial risks in order to make informed decisions about resolution. For more than ten years, the Company has been conducting substantially similar impact and alternatives analyses for organizations as part of its disaster recovery business. The Company has developed a proprietary methodology for determining the consequences to an organization of losing certain business functions from an unplanned interruption in data processing. Assessments based on the Company's methodology are conducted by its staff of full-time consultants. The Company's methodology is well suited for assessing the consequences of any organization's Year 2000 problem.

    The impact and alternatives assessment initially identifies critical planning issues such as lead times, technology and personnel requirements, and estimated costs. The Company's consultants then work with the organization's technical personnel to analyze the organization's operating systems, utilities, third party products, and network environments in order to identify exposures and assess alternatives for each application. The analysis will address the Year 2000 issues and risks specific to the organization, including the importance of certain business applications, related liabilities, and costs and benefits of various Year 2000 compliance alternatives.

    MAGNITUDE ASSESSMENT. The Company will conduct a detailed analysis of an organization's application portfolio, data, and application interfaces in order to permit selection of the optimal conversion strategy for the organization. The Company's consultants will use software and hardware tools best suited to the organization's systems to conduct this analysis. The process involves identification of date fields, data, and program source codes requiring modification; examination of interdependencies of applications, platforms and standards; evaluation of potential problems arising from inconsistent data definitions and field naming conventions, the use of multiple synonyms and hard coded date values; and the development of appropriate conversion techniques. The analysis describes the number of applications affected, states the total lines of code to be converted, and estimates the hours, computer hardware, software, and personnel necessary to complete the conversion. In appropriate circumstances, the Company may subcontract with another vendor, probably one having developed a proprietary software tool, for all or a portion of this assessment.

    CODE CONVERSION. First, the Company will assist the organization to develop a comprehensive conversion plan. The plan will prioritize the conversion sequence, define the conversion approach, and direct critical elements of the conversion such as unit testing, bridging converted applications to non-converted applications, and managing changes. Second, all programs and data will be systematically converted according to the plan. Following the conversion, the converted code will be validated.

    The Company intends to execute most conversion projects through arrangements with third party conversion specialists, using automated conversion software whenever possible, although the Company will maintain some internal code conversion capability. The number of conversion projects the Company can undertake may depend on the development of effective automated conversion products that can convert large volumes of code without substantial human involvement and in accordance with the specifications set out in the Company's methodology. The costs of software conversion products range from tens of thousands to several hundred thousand dollars. One objective of the Company's ongoing pilot projects is to evaluate the performance of different conversion software products on a portfolio of sample applications.

    An alternative approach is to set up or contract with a conversion "factory" where a large staff of programmers manually explores each line of code, identifies a date field, and converts it. However, this alternative has, in the Company's view, significant disadvantages. The staffing requirements of this approach have led to concerns that a shortage of qualified personnel may develop. Millennium services providers who rely on labor intensive conversion methods may not have the capacity to complete a significant number of conversion projects before 2000 without significantly expanding their facilities and personnel. The availability of "factory" conversion capacity would therefore be a constraint on the number of conversions projects the Company could accept. In addition, the Company believes there is a much higher risk that a converted application will be not be internally uniform, and therefore more likely to fail, when converted manually by dozens of different programmers due to the greater difficulty in adhering to conversion disciplines.

    The Company has identified and is evaluating many providers of millennium services and software tools. Should a particular tool prove to offer significant advantages in cost, speed, and effectiveness of conversion for a specific portion of the Company's clientele, the Company may consider entering into an alliance or other relationship with the tool vendor that might increase the Company's capacity to complete conversion projects in a timely manner. The Company is negotiating an agreement with one such vendor, which would give the Company an exclusive right to use the vendor's tool to convert applications on Bull systems. Because the Year 2000 problem has only recently been the subject of serious management planning, most of the tools expected to be used in such conversions are currently in development, and none has an established history of successful use. Accordingly, there can be no assurance that the Company will have access to effective software tools or that it will not have to resort, to an extent not now contemplated, to manual conversion processes.

    COMPLIANCE TESTING. Industry analysts as well as federal banking regulatory agencies have publicly emphasized the importance of adequate testing of Year 2000 conversions because of the need to have compliant systems operating no later than January 1, 2000. The number and complexity of interrelated applications typically involved in a business or government organization's information system, as well as the critical nature of a substantial number of these applications to the conduct of the business or government function, increase the importance of thorough testing before the organization relies on converted applications. The Company believes that few millennium service providers have the capacity or capability to provide full application testing, much less full data center load testing. Consultants frequently rely on the client's staff to supplement their lack of experience in the operation of large data centers, large and complex applications systems, and advanced telecommunications networks. These providers may depend on the client to conduct full-system testing of the modified code. However, most organizations operate their large data centers at near 100% capacity and with the smallest possible staffing, so they may not have the time, the excess computer capacity or the staff necessary to adequately test their conversions under realistic operating conditions. These constraints may also force an organization to attempt to convert, test, and reintegrate only a portion of its applications at a time. This "piecemeal" approach significantly extends the length of a conversion project. It may also require the time-consuming design and construction of "bridge" programs to coordinate converted and unconverted applications, which may interfere with the day-to-day functioning of the organization's critical systems.

    As an alternative to the inefficient piecemeal approach, the Company's testing services will enable organizations to test their entire converted system at one time, thus reducing the length and complexity of both the conversion and testing processes. After testing is successfully completed, the client can install the converted and tested applications on its system at one time. The Company has operated data centers since 1984 and, as part of its customary disaster recovery services, has assisted its clients in conducting hundreds of tests of their applications. The Company's methodology involves a variety of new and proprietary testing scenarios designed specifically to expose Year 2000 problems under realistic operating conditions. Clients will have the opportunity to conduct rigorous full-system testing at one of the Company's dedicated testing centers during a short, intensive period using the Company's proprietary testing methodology and with support from the Company's technical staff.

    The Company's testing services will be offered both as part of a comprehensive conversion project, as well as a separate service. Potential clients for testing services include millennium consultants with limited testing capability as well as organizations that undertake their own in-house conversion projects. As demand increases, the Company intends to establish temporary testing centers in several metropolitan areas dedicated exclusively to testing. The Company's testing centers will be located in temporary facilities and will operate readily available used computer equipment, which the Company's current staff will install and maintain.

    OUTSOURCING

    The Company provides data center outsourcing to users of Bull and IBM computer systems in North America from its Louisville, Kentucky data center. Depending on client preferences, the Company can operate a client's older "legacy" computer systems on a permanent basis or during a transition to a new computing platform. The Company can also provide temporary capacity during seasonal peak load periods (for example, for a retailer during the holiday shopping season). As its client base grows, the Company plans to operate one or more data centers dedicated exclusively to outsourcing, which can be equipped with readily available used equipment and opened in a relatively short period.

    The Company completed its first data center outsourcing contract in the second quarter of 1996. The Company operated a client's large scale Bull system from the Louisville data center during the last several months of the client's migration to a new system. As part of the transaction, the Company acquired the Bull system at nominal cost. Two new outsourcing contracts are expected to comence during the fourth quarter of 1996.

    The Company can also assume other information management functions that organizations may elect to outsource. Systems re-engineering, for example, converts applications developed internally for a legacy system for use in more versatile "open systems." Applications can also be customized for specialized business functions. The Company's consultants will also analyze all of an organization's hardware and software to resolve issues of compatibility and scaleability and coordination with core legacy system applications.

SALES AND MARKETING

    The Company currently maintains marketing personnel in both North America and Europe. The Company's marketing staff is organized into separate divisions for disaster recovery, millennium services, outsourcing, and technical services. Divisions are organized into teams comprised of an industry analyst and multiple project managers. Industry analysts have responsibility for understanding the computing environment and special needs of industries targeted by the Company. Project managers supervise projects for individual clients, managing the client's internal staff and any participating third party vendors through the entire project. The Company plans to increase the number of teams in the near future to accommodate expected demand for millennium services. The Company relies on its marketing staff to generate new clients as well as to pursue potential leads. To this end, the staff is encouraged to engage in direct marketing techniques, including visits to businesses within targeted industries.

    The Company's disaster recovery marketing strategy is to focus on industries where reliance on information technology and consequently the need for backup services are increasing. In particular, the Company plans to focus on the health care industry, where the Company has already assisted several providers in preparing contingency plans, and awareness of the need for disaster recovery arrangements in general is increasing. The Company also plans to expand the base of potential disaster recovery clients by offering new services to reflect changing recovery needs of organizations as a result of changes in information technology. The Company plans to add new equipment and upgrade certain of its computer systems when cost-effective to increase its capacity for interconnecting with a greater variety of wide and limited area networks.

    The Company's millennium services marketing strategy is to increase recognition of Strategia Corporation as a provider of millennium services as well as a wide range of computer services. Whenever possible, the Company intends to capitalize on relationships with past and present customers and vendors where its contingency planning and operational expertise as well as its traditional emphasis on customer service may provide a competitive advantage.

    As part of its millennium services marketing strategy, the Company intends to distinguish itself by emphasizing two advantages. First, the Company has the capacity to execute all phases of a client's conversion project, including the critical testing phase that few other millennium consultants can provide. Second, the methodology for designing and implementing a plan for resolving the Year 2000 problem is substantially similar to that historically used by the Company to plan for unanticipated interruptions of information processing.

    The Company intends to focus initially on both (i) its historic base of clients and (ii) industries such as insurance, financial services, health care, government and education, which are already encountering Year 2000 problems and have committed funding for a resolution. The Company plans to capitalize on its familiarity with the computing environment of these industries and the relationships it has established in providing contingency planning services to insurance, financial services, health care, and educational clients to obtain millennium and outsourcing business.

    When feasible, the Company also plans to explore strategic alliances with other computer-related suppliers and vendors such as hardware lessors, maintenance suppliers, outsourcers and limited service millennium providers. For example, in a venture with a millennium conversion software developer, the Company could provide impact evaluation and testing while leaving technical analysis and conversion to its partner. The Company plans to place special emphasis on its testing services, where it can accommodate a large volume of high margin testing work in addition to testing the conversion projects it manages.

    The Company's outsourcing marketing strategy will initially focus on increasing awareness among its disaster recovery clients and among Bull and IBM data center operators in general that the Company now provides outsourcing services. In particular, the Company plans to pursue opportunities to provide outsourcing services if, as expected, users of Bull systems in North America continue to consider migrating to different computers or otherwise change their information systems and technologies. The Company believes its familiarity with client systems and reputation may provide an advantage with this prospective base of outsourcing customers. The Company also expects that the knowledge of client systems it acquires through Year 2000 conversion projects will assist in identifying and developing outsourcing prospects.

CLIENTS

    The largest group of the Company's clients are business organizations that operate large scale Bull computer systems. The Company's IBM clients are generally medium to large business organizations that back up a limited number of critical data processing functions. The Company has also prepared and updated contingency plans for several clients throughout the past twelve years. Twinsys' customer base includes multi-divisional corporations, regional financial institutions, and national and local government agencies, which generally operate large data centers. Representative clients including the following organizations:

TRANSPORTATION                       PUBLIC UTILITIES                      EDUCATION
-----------------------------------  ------------------------------------  ------------------------------------
Air Canada                           Indiana Gas Company                   *Pennsylvania State University
RATP (Paris Transit Authority)       Montana-Dakota Utilities              *Rutgers University
*Santa Clara County                  *Oklahoma Gas & Electric              *University of Louisville
  Transit District                   Dayton Power & Light                  *University of Tennessee


FINANCE                              HEALTHCARE                            MANUFACTURING
-----------------------------------  ------------------------------------  ------------------------------------
School Employees                     *Bethesda Hospital, Inc.              Domino Sugar
  Retirement System of Ohio          *Blue Cross Blue Shield of MA         General Electric
The Ohio Company                     HCL Hospices Civils de Lyon           Rubbermaid, Inc.

INSURANCE                            TELECOMMUNICATIONS                    GOVERNMENT
-----------------------------------  ------------------------------------  ------------------------------------
Settlers Life Insurance              US West                               Smithsonian Institution
*Integon                             France Telecom                        U.S. Dept. of Commerce
Secura Insurance                                                           Mecklenburg County
                                     OTHER
                                     ------------------------------------
Investors Heritage Life                                                    (Charlotte, NC)
  Insurance                          Underwriters' Laboratories            *Florida Dept. of
Guaranty National Insurance          Fred Meyer, Inc.                      Transportation
  Company                            Pioneer Grain Company, Ltd.

------------------------

*   Contingency planning clients.

    During 1995 and 1996 the Company and Twinsys provided services to approximately 170 clients. During 1995, France Telecom and its affiliated divisions, together accounted for $2,471,000, or 27.7%, of the Company's consolidated revenue. The Company's ten largest clients in 1995 accounted for approximately 55.6% of revenue. Most of the Company's contracts with its alternate site processing clients are for multi-year terms. The loss of any of the major clients of Twinsys or the Company could materially or adversely affect the Company's business, operating results and financial condition.

COMPETITION

    The markets for the Company's computer services are highly competitive. The primary competitive factors are availability of equipment and facilities, price, service, the expertise and experience of the provider's personnel, and the ability of such personnel to provide the skills and knowledge necessary to solve information processing problems. The Company believes that its emphasis on customer service, its experience in contingency planning and data center operations, and, with respect to millennium services, its ability to offer the critical testing component, may distinguish its services from those of its competitors.

    The potential size of the market for millennium services is currently uncertain. Estimates as to the magnitude of the Year 2000 problem, if accurate, suggest that demand for millennium services could increase substantially as the time for organizations to implement conversion projects decreases. If such demand develops, it could mitigate the impact of competition among millennium vendors by providing a market of sufficient size to take up available capacity. At the same time, an increase in demand for millennium services on the order of magnitude predicted by some experts could place a strain on industry capacity to meet the demand. In that event, competition for millennium services could depend primarily on access to qualified service providers, effective software tools, testing capacity and other elements of the supply process.

    The principal millennium consulting service providers are Data Dimensions, Inc., Computer Horizons Corp., ISSC (a subsidiary of IBM), and Cap Gemini America, Inc. Principal outsourcing providers include Electronic Data Systems Corporation, Computer Sciences Corporation, ISSC, Fiserv, Inc., Keane, Inc., The Bisys Group, Inc., and Integris, a subsidiary of Groupe Bull. Principal IBM disaster recovery providers are IBM, Comdisco Disaster Recovery Services, and SunGard Recovery Services Group. The principal competitor for Bull disaster recovery is Integris. Most of the Company's competitors are more established, benefit from greater name recognition, and have substantially greater financial, technical and marketing resources than the Company. With respect to consulting services, and millennium services in particular, there are no significant proprietary or other barriers to entry into the business other than the need for technical expertise. As a result, there can be no assurance that competitors will not develop methodologies that gain more market acceptance than the Company's methodology. Entry into disaster recovery services and data center outsourcing involves the acquisition of substantial amounts of computer hardware to equip data centers plus the technical expertise to operate large scale computer systems, which reduces the likelihood that new competitors will enter these fields.

INTELLECTUAL PROPERTY

    The Company's intellectual property primarily consists of the methodologies developed for use in its millennium services, computer backup, and contingency planning businesses. The Company does not have any patents and relies upon a combination of trade secret, copyright and trademark laws, contractual restrictions to establish and protect its ownership of its proprietary methodologies. The Company generally enters into non-disclosure and confidentiality agreements with its employees, independent sales agents, and clients. Despite these precautions, it may be possible for an unauthorized third party to replicate the Company's methodologies or to obtain and use information that the Company regards as proprietary.

    As the number of competitors providing computer services similar to the Company increases, the possibility of overlapping methodologies used in such services will become more likely. Although the Company's methodologies have never been the subject of an infringement claim, their can be no assurance that third parties will not assert infringement claims against the Company in the future, that assertion of such claims will not result in litigation, or that the Company would prevail in such litigation, or would be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial costs to and diversion of effort by the Company. Any infringement claim or litigation against the Company could, therefore, materially and adversely affect the Company's business, operating results and financial condition.

PERSONNEL

    As of September 30, 1996, the Company had 21 full-time employees in its North American operations, including 6 persons in marketing, 10 persons on its consulting and technical staff, and 5 persons in management and administration. The Company had 12 full-time employees in its European operations in Paris, France. These employees include 4 persons in marketing, 4 persons on its technical staff, and 4 persons in management and administration.

PROPERTIES

    The Company's corporate offices and its North American computer center are located at 10301 Linn Station Road, outside Louisville, Kentucky. They are housed in a two-story, 27,900 sq. ft. building on approximately two acres, which the Company owns subject to mortgages. The offices of Twinsys and its 1,000 square meter computer center are located in leased space in a commercial office building in Paris, France. The current term of the lease expires December 31, 1999.

    The equipment at the Company's Louisville, Kentucky facility is both owned and leased. The data center contains an IBM 3090-600 class system, four large-scale Bull systems consisting of a DPS 8000/82, a DPS 8000/83, a DPS 90/94 and a DPS 8/70, and two DPS 6 minicomputers. The Company also has various peripherals, support equipment, office furniture, and office equipment.

    Substantially all of the equipment at Twinsys' Paris, France facility is leased. The data center contains six large-scale Bull computer systems consisting of a newly introduced Escala system, a DPS 9000/92 system, three DPS 7000 systems and a DPS 6000 system, as well as several UNIX-based systems. Twinsys also has various peripherals, support equipment, office furniture, and office equipment.

    The Company's payments due under its capital leases for its computer equipment, and its current operating leases for equipment and facilities are set forth in Notes 6 and 13 of Notes to Consolidated Financial Statements.

LEGAL PROCEEDINGS

    The Company is a party in certain routine legal proceedings incidental to its business. Management believes, after discussion with legal counsel, that the ultimate resolution of these proceedings will not have a material adverse impact on its financial status.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

    The directors and officers of the Company and their ages as of September 30, 1996 are as follows:

NAME                                   AGE                             POSITION WITH COMPANY
---------------------------------      ---      -------------------------------------------------------------------
Richard W. Smith.................          42   President and Director

James P. Buren...................          57   Executive Vice President -- Technology and Director

John P. Snyder...................          57   Secretary and Director

John A. Brenzel..................          56   Director

Roland Esnis.....................          30   Directeur Generale, Twinsys

Francois Domine..................          30   Sales and Marketing Manager, Twinsys

Bernard Lesne....................          53   Technology Manager, Twinsys

Dewey D. Minton..................          41   Manager, Finance and Administration

    Richard W. Smith has been President and a director of the Company since its inception in September 1984. Mr. Smith previously served as General Manager of PDW Computer Systems, Inc., which markets computer systems.

    James P. Buren has been Executive Vice President-Technology and a director of the Company since its inception in September 1984. From 1980 to 1984, Mr. Buren was President and sole shareholder of Buren & Company, Inc., a data processing consulting firm.

    John P. Snyder has been a director of the Company since November 1984 and Secretary since 1985. During the past five years, Mr. Snyder has served as President and Chairman of EPI Corporation, which currently operates 20 nursing homes.

    John A. Brenzel, a director of the Company since November 1984, is a business consultant. From January 1991 until June 1994, Mr. Brenzel was President and Chief Executive Officer of Commonwealth Bank & Trust Company, Middletown, Kentucky. From 1984 to 1990, he was Chairman and Chief Executive Officer of Shelby County Trust Bank, Shelbyville, Kentucky.

    Roland Esnis has been Directeur Generale of Twinsys since August 1995, after having held marketing positions with Twinsys and TSA since July 1993. Mr. Esnis held marketing positions with Systar, a software company, from November 1991 to June 1993 and with the disaster recovery division of Telesystemes, a computer services affiliate of France Telecom, from January 1990 to November 1992.

    Francois Domine has been Sales and Marketing Director of Twinsys since August 1995. He has held marketing positions with Twinsys, TSA and a TSA subsidiary since 1992, and previously with the disaster recovery division of Telesystemes from February 1990 to November 1992.

    Bernard Lesne has been Technology Manager of Twinsys since August 1995, and has held sales and operations positions with Twinsys and TSA since December 1993. From 1990 to 1993, Mr. Lesne served as Manager of SSIG, a French disaster recovery services provider. Mr. Lesne previously served for 27 years in various sales, operations and technical positions with Groupe Bull.

    Dewey D. Minton has served as Manager, Finance and Administration of the Company since December 1988. He previously served as Corporate Comptroller of Ransdell Surgical, Inc., a medical equipment company, from 1986 to 1988, and as a senior manager with KPMG Peat Marwick from 1977 to 1986. Mr. Minton is a certified public accountant.

EXECUTIVE COMPENSATION

    The following table sets forth the cash compensation earned for each of the last three fiscal years by the Company's chief executive officer and its executive officers whose total salary and bonus exceeded $100,000 during 1995.

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION                  LONG-TERM
                                         ---------------------------------------      COMPENSATION
                                                                    OTHER ANNUAL   -------------------
NAME AND PRINCIPAL POSITION        YEAR    SALARY         BONUS     COMPENSATION     STOCK OPTIONS#
---------------------------------  ----  ----------     ---------   ------------   -------------------
Richard W. Smith, ...............  1995   $ 103,500      $ 28,437      $6,000             25,000
  President                        1994      99,000           366      6,000                   0
                                   1993      99,000             0      6,000                   0

James P. Buren, .................  1995   $  93,000      $ 14,788      $6,000             17,500
  Executive Vice-President         1994      89,000             0      6,000                   0
                                   1993      89,000         6,335      6,000                   0

    The Company currently does not have a retirement plan for its officers and employees.

OPTIONS GRANTS IN LAST FISCAL YEAR

    The following table sets forth information relating to stock options granted during 1995 to the Company's executive officers named in the summary compensation table. The option exercise price is $1.375, which was the market price of the Common Stock on October 1, 1995, the date of the grant.

                                                        NUMBER OF
                                                       SECURITIES       % OF TOTAL OPTIONS/  EXERCISE OR
                                                   UNDERLYING OPTIONS/    SARS GRANTED TO    BASE PRICE   EXPIRATION
NAME                                                  SARS GRANTED       EMPLOYEES IN 1995     ($/SH)        DATE
-------------------------------------------------  -------------------  -------------------  -----------  -----------
Richard W. Smith.................................          25,000                 58.8%       $   1.375     10/1/2005
James P. Buren...................................          17,500                 41.2%       $   1.375     10/1/2005

AGGREGATE OPTION EXERCISES IN LAST FISCAL AND YEAR-END OPTION VALUES

    The following table sets forth as of December 31, 1995 the value of unexercised options granted to the Company's executive officers named in the summary compensation table. In 1995, no options were exercised by either officer under the Company's 1988 Stock Option Plan (the "1988 Plan"). The average of the closing bid and asked price of the Common Stock on December 31, 1995 was $1.31 per share.

                                                              NUMBER OF SHARES SUBJECT
                                                               TO UNEXERCISED OPTIONS           VALUE OF
                                                            ----------------------------      UNEXERCISED
NAME                                                         EXERCISABLE   UNEXERCISABLE  IN-THE-MONEY OPTIONS
----------------------------------------------------------  -------------  -------------  --------------------
Richard W. Smith..........................................        9,336         25,000         $   788.54

James P. Buren............................................        7,869         17,500         $   539.50

    On October 14, 1996, the Company issued options to purchase a total of 170,295 shares of Common Stock under the 1988 Plan to the following officers of the Company and Twinsys: Richard W. Smith-- 75,664 shares; James P. Buren--64,631 shares; Roland Esnis--15,000 shares; and Francois Domine-- 15,000 shares. The options are exerciseable immediately at a price of $7.00 per share, the fair market value on the date of grant. In addition, the Company modified certain options issued to Mr. Smith and Mr. Buren on October 1, 1995 to make the options exerciseable immediately.

DIRECTOR COMPENSATION

    Under the 1988 Plan, nonemployee directors first elected after May 15, 1989 are awarded options for 2,500 shares of Common Stock on the May 15th following election to the Board by the Company's shareholders, and each nonemployee director in office on May 15, 1989 or May 15th of any succeeding year automatically receives an option for 500 shares of Common Stock. The exercise price for options granted to nonemployee directors is the fair market value of the Common Stock on the date of grant, and options for approximately one-third of the shares become exercisable on May 15th of each of the first three years following grant. Options granted to nonemployee directors have a term of ten years.

    An automatic grant of options to acquire 500 shares of Common Stock at an exercise price of $3.00 per share was granted to each of Mr. Brenzel and Mr. Snyder under the 1988 Plan during 1996. No options were exercised in 1996.

    Other than the issuance of stock options, the Company currently does not pay its directors for attendance at regularly scheduled board meetings. The Company may modify its director compensation policy upon completion of this offering.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information as of October 11, 1996 with respect to the shares of Common Stock owned (i) by each person known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock (ii) by each of the Company's directors and executive officers, and (iii) by all directors and officers as a group. As of October 11, 1996, there were 3,018,885 outstanding shares of Common Stock, which is the Company's only class of voting shares. This table assumes that the over-allotment option granted to the Underwriters has not been exercised and excludes 150,000 shares of Common Stock issuable upon exercise of the Representative's Warrant. See "Underwriting."

                                                     PERCENT
DIRECTORS AND                           NUMBER         OF
EXECUTIVE OFFICERS                   OF SHARES(1)    CLASS(2)
-----------------------------------  -------------   -------
John P. Snyder.....................   1,346,437(3)    40.8%

Richard W. Smith...................     216,425(4)     6.9%

James P. Buren.....................     194,379(5)     6.2%

John A. Brenzel....................      83,044(6)     2.7%

Roland Esnis.......................      15,000(7)     *

All current directors and officers
  as a group (8 persons)...........   1,871,830(8)    52.3%


5% BENEFICIAL OWNERS
-----------------------------------

H. Joseph Schutte
  1410 Hadleigh Place
  Louisville, KY40222..............     279,780(9)     9.0%

EPI Corporation
  9707 Shelbyville Rd.
  Louisville, KY40223..............   1,313,903(10)   40.0%

EPI Corporation,
  John P. Snyder,
  Max G. Baumgardner,
  James E. Buchart,
  J. Ben Cress,
  Robert H. Loeffler,
  Henry A. Schumpf,
  Grace W. Wilkins
  9707 Shelbyville Rd.
  Louisville, KY40223..............   1,524,585(10 (11)  45.6%

------------------------

*   Indicates less than 1%.

 (1) Based on information furnished to the Company by the named person, and information contained in filings with the Commission. Under the rules of the Commission, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days. Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned.

 (2) Shares of Common Stock subject to options or warrants that are or will become exercisable within 60 days or are subject to issuance upon the conversion of the Company's Series AA Preferred have been deemed outstanding for computing the percentage of class of the listed person or the group, but are not deemed outstanding for computing the percentage of class for any other person.

 (3) Includes 1,313,903 shares of Common Stock beneficially owned by EPI Corporation. (See footnote 8.) Mr. Snyder is President, a director, and the largest single shareholder of EPI Corporation. Mr. Snyder shares voting and investment power with respect to, and disclaims beneficial ownership of, the shares owned by EPI Corporation, which are included once in the shares beneficially owned by all directors and officers as a group. Mr. Snyder's total also includes 2,500 shares subject to currently exercisable stock options, 11,152 shares issuable upon the conversion of 2,788 shares of Series AA Preferred, and 7,885 shares issuable upon the exercise of warrants.

 (4) Includes 110,000 shares subject to currently exercisable stock options, 14,840 shares issuable upon the conversion of 3,710 shares of Series AA Preferred, 3,710 shares issuable upon the conversion of warrants, and 500 shares owned individually by Mr. Smith's wife.

 (5) Includes 90,000 shares subject to currently exercisable stock options, 14,844 shares issuable upon the conversion of 3,711 Series AA Preferred and 3,711 shares issuable upon the exercise of warrants.

 (6) Includes 2,500 shares subject to currently exercisable stock options, 7,420 shares issuable upon the conversion of 1,855 Series AA Preferred and 1,855 shares issuable upon the exercise of warrants.

 (7) Includes 15,000 shares subject to currently exerciseable stock options.

 (8) Includes 15,950 shares subject to currently exerciseable stock options held by nonexecutive officers in addition to shares beneficially owned by the five directors and executive officers listed in the table.

 (9) Includes 29,744 shares issuable upon the conversion of 7,436 shares of Series AA Preferred and 45,403 shares issuable upon the exercise of warrants.

(10) Includes 108,660 shares issuable upon the conversion of 27,165 shares of Series AA Preferred and 153,271 shares issuable upon the exercise of warrants.

(11) Includes 1,692,221 shares of Common Stock beneficially owned by EPI Corporation, for which the named individuals, as directors of EPI Corporation, share voting and investment power. The individual members of this group together own the majority of shares of EPI Corporation. Also includes 142,116 shares issuable upon the conversion of 35,529 shares of Series AA Preferred, 235,529 shares issuable upon the exercise of warrants, 2,500 shares issuable upon the exercise of options.

                              CERTAIN TRANSACTIONS

    In 1992, EPI Corporation loaned $300,000 to the Company to finance the Company's purchase of certain equipment to be installed in its computer center. On January 17, 1995, EPI extended an additional $500,000 in credit under the loan to assist in financing the Company's purchase of certain assets of TSA. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Twinsys Assets Acquisition." The loan bears interest at an annual rate of 1.5% above the "prime rate" as published in THE WALL STREET JOURNAL. The current interest rate is 9.75%. The term of the loan is 90 days, and the loan has been renewed for additional 90-day terms through January 5, 1997. The Company granted a second mortgage on its real estate to EPI Corporation to secure the loan. The preexisting first mortgage is held by a commercial bank. The Company also issued 15,000 shares of Common Stock to EPI Corporation when the loan was originally made in 1992, and has issued 1,000 shares of common stock per $100,000 outstanding principal balance of the loan upon each renewal of the loan for an additional 90-day term. John P. Snyder, a director of the Company, is President, a director and the largest shareholder of EPI Corporation.

    On June 30, 1996, the Company issued a total of 64,546 shares of newly authorized Series AA Preferred and a warrant to purchase one share of Common Stock ("New Preferred Warrants") in connection with a plan to restructure certain of its current obligations to founding shareholders and preferred shareholders, including directors of the Company, EPI Corporation and certain of EPI's directors. The Company issued one share of Series AA Preferred and a New Preferred Warrant in payment of each $10.00 in outstanding principal and interest due on loans made in 1985 by founding shareholders, or a total of 23,427 shares in payment of $234,344 in principal and interest on the shareholder loans. The interest rate on the retired shareholder loans was 10% per year. The Company also issued one share of Series AA Preferred and a New Preferred Warrant to holders of Series A Preferred Stock ("Series A Preferred") in payment of each $10.00 of accrued, unpaid dividends payable on the Series A Preferred, or a total of 6,952 shares in payment of dividend obligations totaling $69,552 as of June 30, 1996. In addition, the Company issued one share of Series AA Preferred and one New Preferred Warrant in exchange for each of the 34,167 shares of Series A Preferred outstanding as of June 30, 1996 and the warrant to purchase one share of Common Stock that was originally issued with each Series A Preferred share (an "Old Preferred Warrant").

    By restructuring its preferred stock and shareholder loans, the Company eliminated its outstanding obligations for accrued, unpaid dividends, reduced the principal balance of loans from shareholders, and reduced the rate of dividends and interest payable to shareholders in the future. As a result of these transactions, the Company's preferred shareholders, who have provided capital necessary for the expansion of the Company's business in past years, effectively extended the period for converting their preferred stock and exercising their warrants, and reduced the current exercise price per share on their warrants. The Series AA Preferred provides for an annual dividend of 8%, compared to 11.5% on the Series A Preferred. The Series AA Preferred, like the Series A Preferred, is convertible into 4 shares of Common Stock for 5 years after issuance. However, the conversion rights of the Series A Preferred would have expired during December 1996 and January 1997, while the conversion rights of the Series AA Preferred continue until June 30, 2001. The limitations, preferences, and relative rights of the Series AA Preferred are otherwise identical to those of the Series A Preferred. The New Preferred Warrant issued with each share of Series AA Preferred, like the Old Preferred Warrant accompanying the Series A Preferred, has initial exercise price of $2.50 per share of Common Stock, which increases by $.50 per year to $4.50 per share during the fifth year after issuance. However, the Old Preferred Warrants would have expired at December 31, 1996, compared to the June 30, 1996 expiration date of the New Preferred Warrant, and the current exercise price was reduced from $4.50 to $2.50 per share.

    In September 1996, the Company issued a total of 480,000 units comprised of one share of Common Stock and a warrant to purchase one share of Common Stock at a price of $3.75 per share (the "1996 Warrants") in a private placement. See "Description of Securities--Warrants--Other Warrants." The offering price was $2.50 per unit, and placement proceeds totaled $1,200,000. Directors, five percent beneficial owners of Common Stock and their affiliates who purchased units in the placement included John P. Snyder (5,097 units), EPI Corporation (126,106 units), directors of EPI Corporation other than Mr. Snyder (12,409 units) and H. Joseph Schutte (37,967 units).

    Effective as of July 1996, Twinsys began offering disaster recovery and other services to users of Unix-based computer systems in France through Twin-X SA, a newly organized subsidiary. Twinsys holds a 59.9% interest in Twin-X, and Roland Esnis and Francois Domine, Directeur Generale and Sales Manager of Twinsys, respectively, each holds an approximate 20% interest in Twin-X. Twinsys and Messrs. Esnis and Domine made proportional cash contributions to Twin-X for their respective interests in Twin-X.

                           DESCRIPTION OF SECURITIES

    The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock and 2,000,000 shares of preferred stock, of which 100,000 shares have been designated as Series A Preferred and 100,000 shares have been designated as Series AA Preferred (together, the "Preferred Stock"). The Articles authorize the Company's Board of Directors to direct the issuance of the shares of Preferred Stock in one or more series from time to time and to fix the preferences, limitations, and relative rights of each series, including dividend rates, terms and conditions of redemption, rights upon liquidation, and sinking fund provisions.

COMMON STOCK

    As of October 11, 1996, there were approximately 3,018,855 shares of Common Stock issued and outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders except the election of directors when cumulative voting is mandatory under Kentucky law. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Company's Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive, subscription or redemption rights, and there are no redemption, conversion or similar rights with respect to such shares. The outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

    As of October 11, 1996, 64,546 shares of Series AA Preferred were issued and outstanding and none of the shares of Series A Preferred were issued and outstanding.

    SERIES AA PREFERRED

    The Company pays a cumulative 8% dividend, payable quarterly, on the Series AA Preferred. Each Series AA Preferred share is convertible into four shares of Common Stock, an effective conversion price of $2.50 per share, through June 30, 2001. Series AA Preferred shares are redeemable at the Company's option at a redemption price that decreases each year. The redemption price is $10.69 per share during 1996, and decreases annually by $.115 per share to $10.00 per share in 2002 and thereafter. Upon the liquidation, dissolution or winding up of the affairs of the Company, holders of Series AA Preferred are entitled to receive $12.50 per Series AA Preferred share, plus any accrued but unpaid dividends, before any payment can be made to shareholders of Common Stock or any of the Company's other securities, if any, junior to the Series AA Preferred. Holders of Series AA Preferred have no voting rights except when required by law or if accrued, unpaid dividends total more than $1.15 per outstanding share of Series AA Preferred or another specified "event of default" occurs. Holders of Series AA Preferred have a one-time right to register their shares for sale at the Company's expense upon the demand of holders of 25% of the Series AA Preferred shares, and "piggy-back" registration rights through June 30, 2001, subject to certain limitations. The Company anticipates that the outstanding shares of Series AA Preferred will be called for redemption following completion of this offering, and that upon such call the holders of Series AA Preferred will elect to convert their shares into shares of Common Stock.

    SERIES A PREFERRED

    Holders of Series A Preferred would be entitled to receive a cumulative 11.5% dividend, payable quarterly, on the Series A Preferred. In all other respects, the preferences, limitations, and relative rights of the Series A Preferred are substantially the same as those of the Series AA Preferred. On June 30, 1996, each of the 34,167 shares of Series A Preferred previously issued by the Company was exchanged for one share of Series AA Preferred.

    The Company is authorized to issue up to 1,800,000 additional shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock, as well as to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the shareholders. The Board of Directors, without shareholder approval, may issue Preferred Stock with voting and conversion rights that could materially adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. At present, the Company has no plans to issue any shares of Preferred Stock.

WARRANTS

    REPRESENTATIVE'S WARRANT

    In connection with this offering, the Company has authorized the issuance of the Representative's Warrant and has reserved 350,000 shares of Common Stock for issuance upon exercise of such warrant (including the warrants issuable upon exercise of the Representative's Warrant). The Representative's Warrant will
entitle the holder to acquire 175,000 Units at an exercise price of $      per
Unit. The Representative's Warrant will be exercisable at any time from the first anniversary of the date of this Prospectus until the fifth anniversary of the date of this Prospectus.

    THE WARRANTS

    Each Warrant will entitle the holder to purchase one share of Common Stock
at a price of $     per share. The Warrants will, subject to certain conditions, be exercisable at any time until the fifth anniversary of the date of this Prospectus, unless earlier redeemed. The Warrants are redeemable by the Company, at $.25 per Warrant, upon thirty (30) days written notice, if the closing bid price (as defined in the warrant agreement (the "Warrant Agreement") between the Company and Chase Mellon Shareholder Services, as Warrant agent (the "Warrant Agent") described below) per share of the Common Stock for the twenty (20) consecutive trading days immediately preceding the date notice of redemption is
given equals or exceeds $     . If the Company gives notice of its intention to
redeem, a holder would be forced either to exercise his or her Warrant before the date specified in the redemption notice or accept the redemption price.

    The Warrants will be issued in registered form under the Warrant Agreement. The shares of Common Stock underlying the Warrants, when issued upon exercise of a Warrant, will be fully paid and nonassessable, and the Company will pay any transfer tax incurred as a result of the issuance of Common Stock to the holder upon its exercise.

    The Warrants and the Representative's Warrant contain provisions that protect the holders against dilution by adjustment of the exercise price. Such adjustments will occur in the event, among others, that the Company makes certain distributions to holders of its Common Stock. The Company is not required to issue fractional shares upon the exercise of a Warrant or the Representative's Warrant. The holder of a Warrant or the Representative's Warrant will not possess any rights as a shareholder of the Company until such holder exercises the Warrant or the Representative's Warrant.

    A Warrant may be exercised upon surrender of the Warrant certificate ("Warrant Certificate") on or before the expiration date of the Warrant at the offices of the Warrant Agent, with the form of "Election To Purchase" on the reverse side of the Warrant Certificate completed and executed as indicated, accompanied by payment of the exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Warrant is being exercised.

    For a holder to exercise the Warrants, there must be a current registration statement in effect with the Commission and qualification in effect under applicable state securities laws (or applicable exemptions from state qualifications requirements) with respect to the issuance of shares or other securities underlying the Warrants. The Company has agreed to use all commercially reasonable efforts to cause a registration statement with respect to such securities under the Securities Act to be filed and to become and remain effective in anticipation of and prior to the exercise of the Warrants and to take such other actions under the laws of various states may be required to cause the sale of Common Stock (or other securities) upon exercise of Warrants to be lawful. If a current registration statement is not in effect at the time a Warrant is exercised, the Company may at its option redeem the Warrant by paying to the holder cash equal to the difference between the market price of the Common Stock on the exercise date and the exercise price of the Warrant. The Company will not be required to honor the exercise of Warrants if, in the opinion of the Company's Board of Directors upon advice of counsel, the sale of securities upon exercise would be unlawful.

    The foregoing discussion of certain terms and provisions of the Warrants and the Representative's Warrant is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement and the Representative's Warrant certificate (the "Representative's Warrant Certificate"), the form of each of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    For the life of the Warrants and the Representative's Warrant, the holders thereof have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of the Warrants. The Warrant holders may be expected to exercise their Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by an offering of Common Stock on terms more favorable than those provided for by the Warrants. Further, the terms on which the Company could obtain additional capital during the life of the Warrants may be adversely affected.

    OTHER WARRANTS

    In September 1996, the Company issued warrants to purchase a total of 480,000 shares of Common Stock at a price of $3.75 per share (the "1996 Warrants"). Subject to certain conditions, the 1996 Warrants will be exercisable at any time until September 30, 2001 unless earlier redeemed. The 1996 Warrants are redeemable by the Company, at $.25 per share of Common Stock subject to the 1996 Warrants, upon thirty (30) days written notice, if the closing bid price per share of the Common Stock for the ten (10) consecutive trading days immediately preceding the date notice of redemption is given equals or exceeds $7.50. Holders of the 1996 Warrants have a one-time right to register the shares issuable upon exercise of the 1996 Warrants for sale at the Company's expense upon the demand of holders of 50% of the shares subject to the 1996 Warrants, and "piggy-back" registration rights through September 30, 2001, subject to certain limitations.

    The Company has also issued a warrant to purchase one share of Common Stock to the holder of each issued and outstanding share of Series AA Preferred (the "AA Warrants"). The AA Warrants have a five-year term expiring on June 30, 2001. The AA Warrants are exercisable initially at a price of $2.50 per share of Common Stock, which price increases by $.50 per share annually to $4.50 per share during the fifth year after issuance. Like the holders of Series AA Preferred, holders of the AA Warrants have a one-time right to register their shares for sale at the Company's expense upon the demand of holders of 25% of the shares subject to the AA Warrants, and "piggy-back" registration rights through June 30, 2001, subject to certain limitations.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion sets forth certain federal income consequences, under current law, relating to the purchase and ownership of the Units and the Common Stock and Warrants constituting the Units.

The discussion is a summary and does not purport to deal with all aspects of federal taxation that may be applicable to an investor, nor does it consider specific facts and circumstances that may be relevant to a particular investor's tax position. Certain holders (such as dealers in securities, insurance companies, tax exempt organizations, foreign persons and those holding Common Stock or Warrants as part of a straddle or hedge transaction) may be subject to special rules that are not addressed in this discussion. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and on administrative and judicial interpretations as of the date hereof, all of which are subject to change. ALL INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THIS OFFERING, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

    ALLOCATION OF PURCHASE PRICE

    Each Unit as a whole will have a tax basis equal to the cost of the Unit. The measure of income or loss from certain transactions described below depends upon the tax basis in each of the Warrants and the Common Stock comprising the Unit. The tax basis for each of the Warrants and the Common Stock will be determined by allocating the cost of the Unit among the securities that comprise the Unit in proportion to the relative fair market values of those elements at the time of acquisition.

    EXERCISE AND SALE OF WARRANTS

    No gain or loss will be recognized by a holder of a Warrant on the purchase of shares of Common Stock for cash pursuant to an exercise of a Warrant (except that gain will be recognized to the extent cash is received in lieu of fractional shares). The tax basis of Common Stock received upon exercise of a Warrant will equal the sum of the holder's tax basis for the exercised Warrant and the exercise price. The holding period of the Common Stock acquired upon the exercise of the Warrant will begin on the date the Warrant is exercised and the Common Stock is purchased (i.e. it does not include the period during which the Warrant was held).

    Gain or loss from the sale or other disposition of a Warrant (or loss in the event the Warrant expires unexercised as discussed below), other than pursuant to a redemption by the Company, will be capital gain or loss to its holder if the Common Stock to which the Warrant relates would have been a capital asset in the hands of such holder. Such capital gain or loss will be long-term capital gain or loss if the holder has held the Warrant for more than one year at the time of the sale, disposition or lapse. It is unclear whether the redemption of a Warrant by the Company would generate ordinary or capital gain income.

    SALE OF COMMON STOCK

    The sale of Common Stock would generally result in the recognition of gain or loss to the holder thereof in an amount equal to the difference between the amount realized and such holder's tax basis in the Common Stock. If the Common Stock constitutes a capital asset in the hands of the holder, gain or loss upon the sale of the Common Stock will be characterized as long-term or short-term capital gain or loss, depending on whether the Common Stock has been held for more than one year.

    EXPIRATION OF WARRANTS WITHOUT EXERCISE

    If a holder of a Warrant allows it to expire without exercise, the expiration will be treated as a sale or exchange of the Warrant on the expiration date. The holder will have a taxable loss equal to the amount of such holder's tax basis in the lapsed Warrant. If the Warrant constitutes a capital asset in the hands of the holder, such taxable loss will be characterized as long-term or short-term capital loss, depending upon whether the Warrant was held for more than one year.

REGISTRATION RIGHTS

    The Representative's Warrant provides certain rights with respect to the registration under the Securities Act of the 350,000 shares issuable upon exercise thereof (including the warrants included therein). The Company has agreed that during the entire period between the first anniversary and fifth anniversary after the date of this Prospectus it will register the issuance of such shares upon the exercise of the Representative's Warrant (and, if necessary, their resale) so as to permit their public resale without restriction. These registration rights could result in substantial future expense to the Company and could adversely affect the Company's ability to complete future equity or debt financings. Furthermore, the registration and sale of Common Stock of the Company held by or issuable to the holders of registration rights, or even the potential of such sales, could have an adverse effect on the market price of the securities offered hereby.

CERTAIN STATUTORY AND ARTICLES PROVISIONS REGARDING LIMITATIONS OF LIABILITY OF
  DIRECTORS

    As permitted by the Kentucky Business Corporation Act (Chapter 271B of the Kentucky Revised Statutes ("KRS")), the Company's Articles of Incorporation include a provision that eliminates the personal liability of its directors for monetary damages arising out of the director's breach of his fiduciary duty of due care. Chapter 271B does not permit a corporation to relieve a director of his or her liability, monetary or otherwise, for the following actions resulting in harm to the corporation or shareholders: (i) for any transaction in which the director has a personal financial interest in conflict with the financial interest of the corporation or its shareholders; (ii) actions not taken in good faith or the failure to act in good faith; (iii) actions involving the intentional misconduct of a director; (iv) actions known by the director to violate law; (v) actions involving an improper dividend or improper repurchase of stock in violation of KRS 271B.8-330; and (vi) actions resulting in the receipt of an improper personal benefit by the director. The limitations of liability permitted by Chapter 271B extend only to the elimination of a recovery of a monetary remedy and do not allow for the elimination of the duty of due care that a director owes to a corporation. Shareholders may still seek equitable relief, such as injunction, against an action of a director that is inappropriate.

    KRS 271B.8-510 permits the indemnification by a corporation of any director who is made party to a threatened, pending or completed action, suit or proceeding because he is or was a director of such corporation. To be eligible for indemnification, such person must have acted in good faith and reasonably believed that the conduct, if undertaken in an official capacity with the corporation, was in the corporation's best interests, and, if not in an official capacity, was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, the director must also not have reasonable cause to believe his conduct was unlawful. A director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit, whether or not involving action in an official capacity, in which the director was adjudged liable on the basis that a personal benefit was improperly received. Indemnification permitted under 271B.8-510 in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. Indemnification against reasonable expenses is mandatory when a director has been wholly successful on the merits or otherwise, in the defense of any proceeding to which the director was a party due to his or her position with the corporation. A court of competent jurisdiction may also order indemnification if the director is fairly and reasonably entitled thereto in view of all relevant circumstances, whether or not the director met the applicable standard of conduct or was adjudged liable to the corporation. Section 271B.8-560 of the Act provides that a Kentucky corporation may indemnify its officers, employees and agents to the same extent as directors.

    The Company's Bylaws require that officers and directors be indemnified and advanced expenses by the Company with respect to all threatened, pending or completed actions, suits or proceedings arising from the director's or officer's conduct in his or her official capacity as an officer or director of the Company to the extent permitted by the Kentucky Business Corporation Act.

CERTAIN STATUTORY AND CHARTER PROVISIONS REGARDING CHANGE IN CONTROL.

    Certain provisions of law and the Company's Articles of Incorporation, could make more difficult the acquisition of the company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions include: (i) authorization of the issuance of up to 2,000,000 shares of Preferred Stock, with such characteristics, and potential effects on the acquisition of the Company, as are described in "Preferred Stock" above, and
(ii) application of the terms and conditions of the Kentucky Business Combination Act ("KBCA") to certain mergers, asset sales and other transactions defined as "business combinations" that involve the Company. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Company. The Company believes that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. See "Risk Factors--Anti-Takeover Effects of Certain Charter Provisions."

    The Company's Articles of Incorporation provide that the Company will be governed by the KBCA, which imposes certain restrictions on a "business combination" involving a Kentucky corporation. "Business combinations" include mergers, certain dispositions of assets, certain issuances and transfers of securities, certain recapitalizations and reorganizations, as well as other specified transactions involving a corporation and an interested shareholder. An "interested shareholder" means any person, other than the corporation or any of its subsidiaries, who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting shares, including through any entity or person affiliated or associated with the interested shareholder.

    The KBCA prohibits a business combination between a corporation and an interested shareholder for five years from the date such person became an interested shareholder unless the business combination is approved before the date the interested shareholder became an interested shareholder by a majority of the corporation's independent directors (i.e., directors who are not officers or employees of the corporation nor affiliated or associated with an interested shareholder or any of its affiliates). In addition, a business combination not approved by a majority of the independent directors must either (a) be approved by 80% of the corporation's outstanding voting shares and by two-thirds of the voting shares held by shareholders other than the interested shareholder who (or whose affiliate) is a party to the business combination, voting together as a single voting group; or (b) meet certain minimum price and procedural require-ments designated to insure equal treatment of all shareholder.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering and assuming no exercise of outstanding options and warrants to purchase Common Stock but assuming conversion of outstanding shares of Series AA Preferred into Common Stock, there will be 5,027,069 shares of Common Stock outstanding. Immediately following the completion of this offering, 4,112,885 shares of Common Stock (including 1,750,000 shares sold by the Company in this offering) will be freely tradeable without restrictions or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company, which are subject to the limitations imposed on "affiliates" of the Company under Rule 144 promulgated under the Securities Act. The remaining outstanding shares (the "Restricted Securities") are "restricted securities" within the meaning of Rule 144 and may not be resold except pursuant to a registration statement effective under the Securities Act or pursuant to an exemption therefrom, including the exemption provided by Rule 144. An additional 136,668 shares would become freely tradeable immediately upon the conversion of 34,167 shares of Series AA Preferred.

    In general, under Rule 144, as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 50,207 shares immediately after the offering, assuming conversion of the Series AA Preferred) or (ii) the average weekly trading volume of the Company's Common Stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are also subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and whose Restricted Shares have been fully paid for three years since the later of the date they were acquired from the Company or the date they were acquired from an affiliate of the Company may sell such Restricted Shares under Rule 144(k) without regard to the limitations and requirements described above.

    In connection with the offering, the Company and certain of its directors, officers, and stockholders (who beneficially own a total of approximately 2,329,763 shares of Common Stock) agreed with the Representative that, subject to certain exceptions, they would not offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of any shares of Common Stock, or any securities convertible or exercisable or exchangeable for shares of Common Stock beneficially owned by them until 180 days after the effective date of the registration statement with respect to this offering without the prior written consent of the Representative (the "Lock-Up Agreements"). Upon the expiration of the Lock-Up Agreements approximately 1,440,000 of these shares will become immediately available for resale.

    Currently, 112,000 of the Restricted Securities are eligible, and the remaining Restricted Securities will become eligible from time to time during the period beginning January 17, 1997, for resale in the public market subject to compliance with Rule 144, and, with respect to certain shares, the terms of the Lock-Up Agreements.

    As of October 14, 1996, options and warrants to purchase a total of approximately 791,180 shares of Common Stock were outstanding. An additional 258,184 shares of Common Stock were issuable upon the conversion of the 64,546 shares of Series AA Preferred issued and outstanding as of October 11, 1996.

    The holders of 480,000 issued and outstanding shares of Common Stock, who also would receive a total of 802,730 shares of Common Stock upon the exercise of stock purchase warrants and the conversion of Series AA Preferred, are entitled to demand and piggy-back registration rights with respect to all such shares of Common Stock. Such rights require the Company, if requested by such holders, to register such shares for sale under the Securities Act and/or to include such shares in certain registration statements filed by the Company during the applicable periods. The Company has also granted the Representative certain demand and piggy-back registration rights in connection the Representative's Warrants with respect to 300,000 shares of Common Stock.

    No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the prevailing market price of the Common Stock. Sales of substantial amounts of Common Stock of the Company in the public market or the perception that such sales might occur could adversely affect the prevailing market price of the Common Stock.

                                  UNDERWRITING

    The underwriters named below (the "Underwriters"), for whom Paulson Investment Company, Inc. is acting as Representative, have severally agreed subject to the terms and conditions of the Underwriting Agreement between the Company and the several Underwriters (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters the number of Units set forth in the table below at the price set forth on the cover page of this Prospectus.

                                 UNDERWRITER                                   NUMBER OF UNITS
-----------------------------------------------------------------------------  ---------------
Paulson Investment Company, Inc..............................................

                                                                               ---------------
                                                                                   1,750,000
                                                                               ---------------
                                                                               ---------------

    The Underwriting Agreement provides that the obligations of the Underwriters to purchase such Units are subject to certain conditions. The Underwriters are committed to purchase all of the 1,750,000 Units offered by this Prospectus, but not the 262,500 Units subject to the Underwriters' over-allotment option, if any are purchased.

    The Representative has advised the Company that the Underwriters propose to offer the Units to the public at the initial public offering price set forth on the cover page of this Prospectus and to selected dealers at such price less a concession within the discretion of the Representative, and that the Underwriters and such dealers may reallow a concession to other dealers, including the Underwriters, within the discretion of the Representative. After the initial public offering of the Units, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Representative.

    The Company has granted the Underwriters an option, expiring at the close of business 45 days after the date of this Prospectus, to purchase up to 262,500 additional Units from the Company on the same terms as apply to the sale of the Units set forth above. The Underwriters may exercise the option only to cover over-allotments, if any, incurred in the sale of Units.

    The Company has agreed that if it elects to redeem the Warrants at any time commencing one year after the date of this Prospectus, it will retain the Representative as the Company's solicitation agent ("Warrant Solicitation Agent"). The Company has agreed to pay the Warrant Solicitation Agent for its services a solicitation fee equal to 3% of the total amount paid by the holders of the Warrants whom the Warrant Solicitation Agent solicited to exercise the Warrants. The exercise will be presumed to be unsolicited unless the customer states in writing that the transaction was solicited by the Warrant Solicitation Agent and designates in writing the registered representative at the Warrant Solicitation Agent entitled to receive compensation for the exercise. The fee is not payable for the exercise of any Warrant held by a Warrant Solicitation Agent in a discretionary account at the time of exercise, unless the Warrant Solicitation Agent receives from the customer prior specific written approval of exercise.

    The Representative has informed the Company that it does not expect the Underwriters to confirm sales of Units offered by this Prospectus to any account on a discretionary basis.

    The Underwriting Agreement provides for indemnification between the Company and the Underwriters against certain liabilities, including liabilities under the Securities Act and for contribution by the Company and the Underwriters to payments that may be required to be made in respect thereof.

    The Company has agreed to pay the Representative a nonaccountable expense allowance equal to 2% of the gross proceeds from the sale of Units offered hereby.

    The Company has agreed to sell to the Representative for $       the
Representative's Warrant to purchase from the Company up to 175,000 Units at an
exercise price per Unit equal to $       . The Representative's Warrant is
exercisable for a period of four years beginning one year from the date of this Prospectus, and is not transferable for a period of one year from the date of this Prospectus except to individuals who are either a partner or an officer of an Underwriter or by will or by operation of law. The Representative's Warrant is not redeemable by the Company. The Company has agreed to maintain an effective registration statement with respect to the issuance of securities underlying the Representative's Warrant (and, if necessary to allow their public resale without restriction) at all times during the period in which the Representative's Warrant is exercisable, commencing one year after the date of this Prospectus.

    The Company has agreed that, for a period of 180 days following the closing of this offering, it will not, subject to certain exceptions, offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any securities of the Company without the Representative's consent. The Company's officers and directors and certain other shareholders have agreed that for a period of 365 days following the closing of this offering, they will not offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any securities of the Company (other than intra-family transfer or transfers to trusts for estate planning purposes), without the Representative's consent. See "Shares Eligible For Future Sale."

    The offering price has been determined by negotiations between the Company and the Representative. Among the factors considered in determining the initial public offering price were the history and the prospects of the Company and the industry in which it operates, the status and development prospects for the Company's proposed products and the trends of such results, the experience and qualifications of the Company's executive officers and the general condition of the securities markets at the time of the offering.

    In connection with this offering, certain Underwriters and selling group members may engage in passive market making transaction in the Common Stock on the Nasdaq National Market immediately prior to the commencement of sales, in accordance with Rule 10b-6A under the Exchange Act. Passive market making consists of, among other things, displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified prior period, and all passive market making activity must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the Units offered hereby will be passed upon for the Company by Brown, Todd & Heyburn PLLC, Louisville, Kentucky. Certain legal matters relating to the offering will be passed upon for the Underwriters by Stoel Rives LLP, Portland, Oregon.

                                    EXPERTS

    The consolidated financial statements of Strategia Corporation (formerly known as Dataguard Recovery Services, Inc.) at December 31, 1995, and for each of the two years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and the information under the caption "Selected Consolidated Financial Data" for each of the two years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been derived from consolidated financial statements audited by Ernst & Young LLP, as set forth in their report thereon appearing elsewhere herein.

    Such consolidated financial statements and selected consolidated financial data are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

Strategia Corporation and Subsidiary

  Report of Independent Auditors...........................................................................     F-2

  Consolidated Balance Sheets as of September 30, 1996
    (Unaudited) and December 31, 1995......................................................................     F-3

  Consolidated Statements of Operations for the Nine Months
    Ended September 30, 1996 and 1995
    (Unaudited), and for the Years Ended December 31,
    1995 and 1994..........................................................................................     F-4

  Consolidated Statements of Stockholders' Equity for the Nine
    Months Ended September 30, 1996 (Unaudited), and for the
    Years Ended December 31, 1995 and 1994.................................................................     F-5

  Consolidated Statements of Cash Flows for the Nine Months
    Ended September 30, 1996 and 1995 (Unaudited),
    and for the Years Ended December 31, 1995 and 1994.....................................................     F-6

  Notes to Consolidated Financial Statements...............................................................     F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders

Strategia Corporation

    We have audited the accompanying consolidated balance sheet of Strategia Corporation and subsidiary (formerly Dataguard Recovery Services, Inc.) as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Strategia Corporation and subsidiary at December 31, 1995, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

    The accompanying consolidated financial statements have been prepared assuming that Strategia Corporation and subsidiary will continue as a going concern. As more fully described in Note 1, the Company has had a significant working capital deficiency since inception, has incurred significant cumulative losses from its inception through December 31, 1995, and has had recent adverse developments with respect to contracts with certain customers. In view of these conditions, substantial doubt remains as to the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of Strategia Corporation and subsidiary to continue as a going concern.

Louisville, Kentucky
March 8, 1996

(except for Note 14, as to which the date is July 29, 1996)

                          CONSOLIDATED BALANCE SHEETS

                                                   DECEMBER 31,     SEPTEMBER 30,
                                                       1995             1996
                                                  --------------   ---------------
                                                                     (UNAUDITED)
ASSETS

Current assets:
  Cash and cash equivalents.....................  $      170,636   $    1,364,253
  Accounts receivable...........................       1,128,407        1,622,155
  Other current assets..........................         490,124          136,855
                                                  --------------   ---------------
      Total current assets......................       1,789,167        3,123,263
                                                  --------------   ---------------
Property and equipment..........................      16,138,011       17,996,238
  Less accumulated depreciation and
    amortization................................       7,376,653        9,207,054
                                                  --------------   ---------------
                                                       8,761,358        8,789,184
Other assets....................................         237,222          538,284
                                                  --------------   ---------------
                                                  $   10,787,747   $   12,450,731
                                                  --------------   ---------------
                                                  --------------   ---------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current installments of long-term debt........  $      304,139   $      164,360
  Current installments of obligations under
    capital leases..............................       1,858,755        1,985,164
  Notes payable to stockholders.................         991,176          800,000
  Accounts payable..............................         941,812          968,442
  Accrued income taxes..........................         133,630          110,410
  Accrued expenses and other current
    liabilities.................................         854,862        1,116,023
                                                  --------------   ---------------
      Total current liabilities.................       5,084,374        5,144,399
                                                  --------------   ---------------
Long-term debt, excluding current
  installments..................................       1,024,356          989,710
Obligations under capital leases, excluding
  current installments..........................       2,179,412        1,983,214
Customers' deposits.............................          58,253           34,327
Deferred revenue................................         852,146        1,881,784
Deferred income taxes...........................         309,938          319,563
                                                  --------------   ---------------
      Total liabilities.........................       9,508,479       10,352,997
                                                  --------------   ---------------
Stockholders' equity:
Preferred stock--authorized 2,000,000 shares:
  Series A Convertible Preferred ($10 stated
    value); Authorized
    100,000 shares; issued and outstanding 0
    shares at September 30,
    1996 and 34,167 shares at December 31,
    1995........................................         341,670
  Series AA Convertible Preferred ($10 stated
    value); Authorized
    100,000 shares; issued and outstanding
    64,546 shares at
    September 30, 1996 and 0 shares at December
    31, 1995....................................                          645,460
  Common stock without par value. Authorized
    15,000,000 shares;
    issued and outstanding 3,010,885 shares at
    September 30, 1996; 2,506,885 shares at
    December 31, 1995...........................       3,029,833        4,253,834
Accumulated deficit.............................      (2,119,092)      (2,784,933)
Foreign currency translation....................          26,857          (16,627)
                                                  --------------   ---------------
      Total stockholders' equity................       1,279,268        2,097,734
Commitments and contingencies...................
                                                  --------------   ---------------
                                                  $   10,787,747   $   12,450,731
                                                  --------------   ---------------
                                                  --------------   ---------------

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              YEARS ENDED            NINE MONTHS ENDED
                                              DECEMBER 31               SEPTEMBER 30
                                        ------------------------  ------------------------
                                                                        (UNAUDITED)
                                           1994         1995         1995         1996
                                        -----------  -----------  -----------  -----------
Service revenue.......................  $ 4,615,535  $ 8,927,183  $ 6,691,634  $ 7,007,412

Operating expenses:
  Cost of services....................    3,161,718    5,394,518    3,973,297    5,223,215
  Selling, general and
    administrative expenses...........    1,053,324    2,434,906    1,732,217    1,764,527
                                        -----------  -----------  -----------  -----------
                                          4,215,042    7,829,424    5,705,514    6,987,742
                                        -----------  -----------  -----------  -----------

  Operating income....................      400,493    1,097,759      986,120       19,670

Other income (expense):
  Interest expense....................     (395,776)    (657,410)    (512,251)    (487,555)
  Other income, net...................        1,596       45,186       49,801       14,334
                                        -----------  -----------  -----------  -----------
                                           (394,180)    (612,224)    (462,450)    (473,221)
                                        -----------  -----------  -----------  -----------
Income (loss) before income taxes.....        6,313      485,535      523,670     (453,551)

Income taxes..........................                   443,568      416,900      129,723
                                        -----------  -----------  -----------  -----------

  Net income (loss)...................        6,313       41,967      106,770     (583,274)
                                        -----------  -----------  -----------  -----------
                                        -----------  -----------  -----------  -----------
Income (loss) per common and common
 equivalent share.....................  $      (.01) $   --       $       .03  $      (.25)
                                        -----------  -----------  -----------  -----------
                                        -----------  -----------  -----------  -----------
Weighted average number of common and
 common equivalent shares
 outstanding..........................    2,418,792    2,493,603    2,489,537    2,523,790
                                        -----------  -----------  -----------  -----------
                                        -----------  -----------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       PREFERRED STOCK                                     FOREIGN
                                   -----------------------     COMMON      ACCUMULATED    CURRENCY
                                    SERIES A    SERIES AA      STOCK         DEFICIT     TRANSLATION     TOTAL
                                   -----------  ----------  ------------  -------------  -----------  ------------

January 1, 1994..................  $   341,670  $           $  2,885,833  $  (2,128,844)  $           $  1,098,659

Issuance of common stock.........                                112,000                                   112,000
Net income.......................                                                 6,313                      6,313
                                   -----------  ----------  ------------  -------------  -----------  ------------
December 31, 1994................      341,670                 2,997,833     (2,122,531)                 1,216,972

Issuance of common stock.........                                 32,000                                    32,000
Payments of dividends............                                               (38,528)                   (38,528)
Net income.......................                                                41,967                     41,967
Foreign currency translation.....                                                            26,857         26,857
                                   -----------  ----------  ------------  -------------  -----------  ------------
December 31, 1995................      341,670                 3,029,833     (2,119,092)     26,857      1,279,268

Issuance of common stock.........                              1,224,001                                 1,224,001
Conversion of Series A Preferred
 to Series AA Preferred..........     (341,670)    341,670
Conversion of Series A Preferred
 dividends in arrears to Series
 AA Preferred....................                   69,552                      (69,552)
Conversion of stockholders' notes
 and interest to Series AA
 Preferred.......................                  234,238                                                 234,238
Payment of dividends.............                                               (13,015)                   (13,015)
Net loss for nine months ended
 September 30, 1996..............                                              (583,274)                  (583,274)
Foreign currency translation.....                                                           (43,484)       (43,484)
                                   -----------  ----------  ------------  -------------  -----------  ------------
September 30, 1996 (unaudited)...  $            $  645,460  $  4,253,834  $  (2,784,933)  $ (16,627)  $  2,097,734
                                   -----------  ----------  ------------  -------------  -----------  ------------
                                   -----------  ----------  ------------  -------------  -----------  ------------

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           YEARS ENDED DECEMBER 31            SEPTEMBER 30
                                                         ---------------------------  ----------------------------
                                                             1994          1995           1995           1996
                                                         ------------  -------------  -------------  -------------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)....................................  $      6,313         41,967        106,770       (583,274)
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
    Depreciation and amortization......................     1,068,131      2,113,081      1,508,400      1,930,549
    Deferred income taxes..............................                      309,938        291,840         14,657
    Other..............................................         1,390         36,899          2,596        (21,511)
    Changes in operating assets and liabilities:
      Accounts receivable..............................        88,961     (1,005,638)    (1,688,237)      (546,450)
      Other current assets.............................       (20,821)      (390,975)       (75,096)       331,306
      Accounts payable.................................      (159,429)       403,386        317,515         83,446
      Accrued income taxes.............................                      133,630        125,060           (801)
      Accrued expenses and other current liabilities...       106,552        513,477        791,296        308,376
      (Increase) decrease in other assets..............        37,910       (124,202)       (20,805)      (324,934)
      Increase (decrease) in deferred revenue..........      (339,465)       652,691      1,221,606      1,036,560
      Increase (decrease) in customers' deposits.......       (17,226)        22,258         31,684        (13,110)
                                                         ------------  -------------  -------------  -------------
      Net cash provided by operating activities........       772,316      2,706,512      2,612,629      2,214,814
                                                         ------------  -------------  -------------  -------------
Cash flows from investing activities:
  Acquisition of property and equipment................       (46,331)      (488,735)      (595,903)      (301,526)
  Purchase of Twinsys..................................                     (203,856)       (50,870)
                                                         ------------  -------------  -------------  -------------
      Net cash used in investing activities............       (46,331)      (692,591)      (646,773)      (301,526)
                                                         ------------  -------------  -------------  -------------
Cash flows from financing activities:
  Proceeds from note payable to stockholder............                      500,000        500,000
  Net proceeds from issuance of common stock...........       100,000                                    1,200,001
  Proceeds from bank line of credit....................                                                    250,000
  Proceeds from long-term debt.........................        28,150
  Principal payments of long-term debt and obligations
    under capital leases...............................      (793,366)    (2,413,360)    (2,123,108)    (2,156,657)
  Payments of preferred dividends......................                      (38,528)       (38,528)       (13,015)
                                                         ------------  -------------  -------------  -------------
      Net cash used in financing activities............      (665,216)    (1,951,888)    (1,661,636)      (719,671)
                                                         ------------  -------------  -------------  -------------
Net increase in cash and cash equivalents..............        60,769         62,033        304,220      1,193,617
Cash and cash equivalents at beginning of period.......        47,834        108,603        108,603        170,636
                                                         ------------  -------------  -------------  -------------
Cash and cash equivalents at end of period.............  $    108,603  $     170,636  $     412,823  $   1,364,253
                                                         ------------  -------------  -------------  -------------
                                                         ------------  -------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

    Strategia Corporation (Strategia) and its wholly-owned French subsidiary, Twinsys Dataguard, S.A. (Twinsys), together referred to herein as "the Company", is a major provider of hot site services for users of large-scale Bull and IBM computers in North America and Bull and UNIX computers in Europe. The Company markets its services to corporate users of large-scale computers in the United States, Canada and Europe.

    The financial statements have been prepared on the basis of principles applicable to a going concern. This basis presumes the realization of assets and a settlement of liabilities in the ordinary course of business. As shown in the accompanying financial statements, the Company has an accumulated deficit of $2,119,092 at December 31, 1995. In addition, the Company has financed a large portion of its computer equipment that is used for backup services under capital leases. The current installments of obligations under these capital leases were the most significant cause of current liabilities exceeding current assets by $3,295,207 at December 31, 1995.

    The Company's ability to operate as a continuing business is dependent upon, among other things, the Company's maintaining profitable operations and being able to meet its current obligations.

    The Company believes access to the European disaster recovery market through Twinsys, as well as its continued intensified marketing effort, will provide new opportunities for additional backup, outsourcing, and consulting service revenues. The Company plans to increase its utilization of its facilities and computer equipment to support other computer services opportunities.

    Management has obtained and will continue to seek more favorable terms for its lease and maintenance agreements in an effort to reduce the Company's operating costs and liquidity deficiency. The Company expects to meet its cash flow needs through payments of service revenues by existing customers, the addition of new customers for its backup, outsourcing, and consulting services, as well as the extension of payment terms on certain monthly expenses and other debt.

(2) SIGNIFICANT ACCOUNTING POLICIES

    (a)  PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Strategia Corporation and Twinsys. All significant intercompany accounts and transactions have been eliminated in consolidation.

    (b)  USE OF ESTIMATES

    The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires Company management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

    (c)  RECOGNITION OF REVENUE

    The Company provides backup recovery services through contracts whose terms are generally for more than one year and require the payment of monthly subscription fees. Service revenue from contracts is recognized on a straight-line method over the life of the contract. Deferred revenue represents cash received in excess of the revenue recorded for multi-year agreements to provide backup services to customers. The Company also provides consulting services. Service revenue for consulting is recognized when services are rendered.

    (d)  PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and consist of the following at December 31, 1995:

Land...........................................................  $  260,800
Building and improvements......................................   3,154,789
Equipment......................................................  12,551,702
Other..........................................................     170,720
                                                                 ----------
                                                                 $16,138,011
                                                                 ----------
                                                                 ----------

    Depreciation of equipment is computed on the straight-line method over the estimated useful life of the asset. Leasehold improvements and equipment under capital leases are amortized on the straight-line method over the terms of the related leases or over the estimated useful life of the asset.

    (e)  FOREIGN CURRENCY TRANSLATION

    The financial statements of Twinsys have been translated into U.S. dollars in accordance with FASB Statement 52, FOREIGN CURRENCY TRANSLATION. All balance sheet accounts have been translated using the exchange rates in effect at the balance sheet date. Amounts in the statements of operations have been translated using the average exchange rate for the year. The gains and losses resulting from the changes in exchange rates during the year have been reported separately as a component of stockholders' equity.

    (f)  INCOME PER SHARE

    Income per share is based on net income less preferred dividends divided by the weighted average number of common and equivalent shares outstanding during the period. Common stock equivalents outstanding are calculated for stock options and warrants using the treasury stock method. Fully diluted per share amounts are not materially different from primary per share amounts.

    (g)  CASH EQUIVALENTS

    Cash equivalents are highly liquid investments with a maturity of less than three months when purchased.

    (h)  STOCK INCENTIVE PLANS

    The Financial Accounting Standards Board has recently issued FASB Statement 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. FASB 123 encourages, but does not require, companies to recognize compensation expense related to the grants of stock or stock options to employees under plans such as the Company's 1988 and 1990 Plans. Companies choosing not to adopt FASB 123 will continue to account for such grants using the accounting described by APB Statement 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, but will be required to make certain disclosures about their plans, including pro forma net income and earnings per share under the new method. The Company is first required to follow the rules of FASB 123 in 1996. The Company expects to continue to follow APB 25 for expense recognition and to make disclosures required by FASB 123. Accordingly, the Company expects that FASB 123 will have no effect on the Company's earnings or financial position.

    (i)  FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments approximate their fair values as of December 31, 1995.

(3) ACQUISITION

    On February 3, 1995, Strategia purchased for approximately $200,000 certain operating assets and assumed certain liabilities of Twinsys, S.A., a Paris, France-based provider of disaster recovery services in Europe. Strategia financed the purchase with funds borrowed from EPI Corporation, the Company's largest stockholder, under an amendment to an existing loan agreement. John P. Snyder, EPI's President and Chairman, is a director of the Company. The acquisition was accounted for by the purchase method of accounting.

    The results of operations of Twinsys are included in the 1995 Consolidated Statement of Operations since the date of acquisition. Summarized below are the unaudited proforma results of operations for the years ended December 31, 1995 and 1994, as though the acquisition had occurred on January 1, 1995 and 1994, respectively; adjusted to reflect the impact of certain lease terms which have been renegotiated; reduction of personnel costs as a result of fewer required Twinsys employees, reduced equipment and office rent expense by combining the Twinsys office locations; and the borrowing of $500,000 by Strategia from a stockholder to finance the acquisition of Twinsys and to provide working capital for its initial operations.

                                                                       1995          1994
                                                                   ------------  -------------
Service revenue..................................................  $  9,587,000  $  10,796,000
Net income (loss)................................................       135,000       (784,000)
Income (loss) per common and common equivalent share.............  $        .05  $        (.32)
                                                                   ------------  -------------
                                                                   ------------  -------------

(4) LONG-TERM DEBT AND CREDIT AGREEMENTS

    Long-term debt consists of the following at December 31, 1995:

Mortgage note...................................................  $1,055,871
Revolving credit agreements.....................................    120,000
Promissory note.................................................    133,526
Equipment notes.................................................     19,098
                                                                  ---------
                                                                  1,328,495
Less current installments.......................................    304,139
                                                                  ---------
Long-term debt, excluding current installments..................  $1,024,356
                                                                  ---------
                                                                  ---------

    The mortgage note is payable in equal monthly installments through May 1, 2009; however, the lender has the option to accelerate payment on the entire outstanding balance of the note at five year intervals throughout the note term. The next potential note acceleration date is May 1, 1999 and the current interest rate of 11% is fixed until that date.

    The Company has committed revolving credit facilities with two banks. A $100,000 credit agreement is committed through October 31, 1996, and provides that borrowings will bear interest at the bank's prime rate plus 2% (effectively 10.5% at December 31, 1995). Borrowings under this credit agreement are secured by substantially all domestic company assets, other than its real property and leased assets. Credit agreements amounting to $250,000 and $20,000 are committed by another bank. The $250,000 agreement is committed through May 15, 1996 and is secured by a letter of credit issued by the Company's bank in France. Other current assets at December 31, 1995 include approximately $288,000 of restricted cash related to the letter of credit. This agreement bears interest on borrowings at prime plus 1% (effectively 9.5% at December 31, 1995). No amounts were borrowed under this agreement at December 31, 1995. The $20,000 agreement is committed through February 28, 1996, and bears interest at prime plus 1%, and was fully outstanding at December 31, 1995.

    A promissory note was established on May 1, 1994 with a supplier. The note provides that interest, fixed at an annual rate of 11%, will accrue and compound monthly on the total unpaid balance. Monthly installments of $26,836 began in December 1995 and will continue through June 1996 until the entire principal and interest amounts are paid.

    Equipment notes are payable to one bank in monthly installments through November 1997. Interest rates on these notes range from 10.0% to 10.5% and the notes are secured by equipment with a net book value of $16,596 as of December 31, 1995.

    Aggregate maturities of long-term debt are $304,139 in 1996, $45,610 in 1997, $45,390 in 1998 and $933,356 in 1999.

(5) NOTES PAYABLE TO STOCKHOLDERS

    During 1992, the Company entered into a $300,000 second mortgage agreement with a stockholder. The original term of the agreement was ninety days. The agreement had been renewed for additional 90-day terms subsequent to the original term through December 31, 1994. In January 1995, an $800,000 second mortgage agreement was entered into with this stockholder ($300,000 of which represents an extension of the original loan as noted above). The term of the loan extends through April 10, 1996. Interest on this amount is payable at an annual rate equal to the prime rate plus 1.5% (effectively 10% at December 31, 1995). Interest expense of $80,242 and $25,750 was charged to 1995 and 1994 operations, respectively. At December 31, 1995, accrued interest recorded in the consolidated balance sheet related to these notes was $110,581. The promissory note is secured by a second mortgage on the Company's real property. In consideration of this opportunity to borrow funds, the Company issued 15,000 shares of common stock to the stockholder in connection with the initial agreement. Additional share increments of common stock (currently 8,000 shares) have been issued with each renewal (a total of 59,000 and 27,000 additional shares had been issued through December 31, 1995 and 1994, respectively). During January 1996, the Company renewed this note at the same terms and conditions as the original note. An additional 8,000 shares of common stock were issued to the stockholder in connection with this renewal.

    The Company has notes payable of $191,176 to certain stockholders. Interest is payable quarterly at an annual rate of 10%. Interest expense of $19,118 was charged to operations for the years ended December 31, 1995 and 1994 for these notes. The notes were originally due in November 1992 but have been renewed and are now due in December 1996 at the same terms and conditions as the original notes.

(6) LEASES

    The Company is obligated under various equipment capital leases that expire over the next four years. Property and equipment include the following amounts under capital leases at December 31, 1995:

Equipment.....................................................  $ 7,297,047
Less accumulated amortization.................................    2,083,064
                                                                -----------
                                                                $ 5,213,983
                                                                -----------
                                                                -----------

    The Company acquired $4,831,746 and $186,174 of equipment in exchange for capital lease obligations during 1995 and 1994, respectively.

    The Company also has certain noncancellable operating leases, primarily for computer hardware and software, that expire over the next five years and provide for purchase or renewal options.

    Future minimum lease payments under capital leases and noncancellable operating leases, and the present value of future minimum capital lease payments as of December 31, 1995 are:

                                                                      CAPITAL      OPERATING
                                                                       LEASES        LEASES
                                                                    ------------  ------------
Years ending December 31:
  1996............................................................  $  2,118,554  $    845,897
  1997............................................................     1,611,728       779,982
  1998............................................................       680,910       745,846
  1999............................................................        25,080       745,846
  2000............................................................       --            279,692
                                                                    ------------  ------------
Total minimum lease payments......................................     4,436,272  $  3,397,264
                                                                                  ------------
                                                                                  ------------
Less amount representing interest (at rates ranging from 7.0% to
 11.35%)..........................................................       398,206
                                                                    ------------
Present value of net minimum capital lease payments...............     4,038,167
Less current installments.........................................     1,858,755
                                                                    ------------
    Obligations under capital leases, excluding current
      installments................................................  $  2,179,412
                                                                    ------------
                                                                    ------------

    Total rental expense, including maintenance charges, for operating leases in 1995 and 1994 was $1,947,904 and $1,534,976, respectively.

(7) INCOME TAXES

    For financial reporting purposes, income before income taxes includes the following components:

                                                                            1995        1994
                                                                        ------------  ---------
Pretax income (loss):
United States.........................................................  $   (713,298) $   6,313
Foreign...............................................................     1,198,833     --
                                                                        ------------  ---------
                                                                        $    485,535  $   6,313
                                                                        ------------  ---------
                                                                        ------------  ---------

    The provision for income tax expense in 1995 is attributable to earnings from foreign operations, the components of which follows:

Foreign--current..................................................  $ 133,630
      --deferred..................................................    309,938
                                                                    ---------
                                                                    $ 443,568
                                                                    ---------
                                                                    ---------

    A reconciliation of the income tax expense for the years ended December 31, 1995 and 1994 with the federal statutory rate is as follows:

                                                                             1995       1994
                                                                          ----------  ---------
Tax expense at U.S. statutory rates.....................................  $  165,082  $   2,146
Operating losses in the U.S. generating no current tax benefit..........     240,027     --
Utilization of net operating loss carryforwards.........................      --         (3,777)
Higher effective income tax rate of foreign operations..................      35,965     --
Other...................................................................       2,494      1,631
                                                                          ----------  ---------
                                                                          $  443,568  $  --
                                                                          ----------  ---------
                                                                          ----------  ---------

    Undistributed earnings of the Company's foreign subsidiary amounted to $755,265 at December 31, 1995. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to France. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

    At December 31, 1995, the Company had U.S. net tax operating loss carryforwards of approximately $3,340,000 for federal income tax reporting purposes. These carryforwards expire as follows: $467,000 in 2000; $658,000 in 2001; $508,000 in 2002; $115,000 in 2004; $26,000 in 2005; $51,000 in 2006;
$435,000 in 2007; $649,000 in 2008; and $431,000 in 2010.

    Significant components of the Company's deferred tax assets (liabilities) at December 31, 1995 are as follows:

                                                                                     1995
                                                                                 -------------
Deferred tax assets:
  Net operating loss carryforwards.............................................  $   1,269,000
  Valuation allowance..........................................................     (1,029,000)
                                                                                 -------------
    Net deferred tax assets....................................................        240,000
Deferred tax liabilities:
  Tax over book depreciation...................................................       (462,000)
  Other........................................................................        (87,938)
                                                                                 -------------
    Total deferred tax liabilities.............................................       (549,938)
                                                                                 -------------
      Net deferred tax liability...............................................  $    (309,938)
                                                                                 -------------
                                                                                 -------------

(8) STOCK OPTION AND GRANT PLANS

    The Strategia 1988 Stock Option Plan (as amended by stockholders in 1989) allows for options to be granted to key employees of the Company to purchase no more than an aggregate of 150,000 shares of common stock at a price not less than 75% of the fair market value at the time the grant is approved. Options totaling 42,500 shares of common stock were granted to employees in 1995. No options were granted to employees in 1994. It also provides automatic grants of stock options to the Company's directors who are not employees. Options to purchase 500 shares of common stock are granted annually to each nonemployee director. In addition, each nonemployee director who was not a director on May 15, 1989 will automatically be granted an option for 2,500 shares of common stock on May 15 following his subsequent election. Options for nonemployee directors are granted at the fair market value of the common stock on the grant date as determined by the Stock Option Committee of the Board of Directors.

    Information pertaining to options for 1995 follows:

                                                                                PRICE RANGE
                                                               COMMON SHARES     PER SHARE
                                                              ---------------  --------------
Options outstanding at January 1, 1995......................        32,839     $ 1.00 - $3.50
Options granted.............................................        43,500     $ 1.26 - $1.38
                                                                    ------
Options outstanding at December 31, 1995....................        76,339         $1.22
                                                                    ------
                                                                    ------
Options exercisable--December 31, 1995......................        31,839         $1.22
                                                                    ------
                                                                    ------

    All options granted under the plan are exercisable over a 10-year period. No options have been exercised as of December 31, 1995.

    The Strategia 1990 Stock Grant Plan authorizes the Company's Stock Option Committee to grant up to 125,000 shares of common stock to key employees as restricted or performance stock awards. In 1990, grants of 4,075 shares of common stock were issued under this plan. No shares have been granted subsequent to 1990.

(9) PREFERRED STOCK

    In 1991, 100,000 shares of Series A Preferred Stock were authorized. The Company issued 16,667 shares of Series A Preferred Stock in 1992 and 17,500 shares in 1991. This stock provides a cumulative preferred annual dividend of 11.5%, payable on a quarterly basis and before any payment of dividends on common stock. At December 31, 1995, dividends in arrears totaled $40,056. Each share of Series A Preferred Stock is convertible into eight shares of common stock, at an effective price of $2.50 per share of common stock, for a period of five years following the date of issuance.

    The Series A Preferred Stock is also redeemable at the Company's option at a price of $11.15, if the average bid and asked price of the common stock exceeds 150% of the then-effective conversion price of the Series A Preferred Stock for twenty of thirty consecutive trading days. No such restriction applies to redemption after July 1, 1997. This redemption price declines gradually each year to $10 a share after December 31, 2001.

    The Series A Preferred Stock has a liquidation value of $12.50 per share, plus any accrued but unpaid dividends upon the liquidation, dissolution, or winding up of the affairs of the Company. Holders of Series A Preferred Stock have no voting rights except upon the occurrence of an event of default.

    The holders of Series A Preferred Stock also received a five-year warrant to purchase two shares of common stock for each share of Series A Preferred Stock purchased. At December 31, 1995, warrants to purchase 34,167 shares of common stock were outstanding at an exercise price of $4.50.

    Shares of common stock reserved with respect to all of the above options, convertible preferred stock and warrants were 246,174 at December 31, 1995.

(10) SEGMENT INFORMATION

    The Company and its subsidiary are engaged in one industry segment consisting of providing disaster recovery and other computer related services to users of large-scale computer systems.

    Service revenue, operating income and identifiable assets for the years ended December 31, 1995 and 1994 pertaining to the two geographic areas in which the Company operates are presented below.

                                                                     1995           1994
                                                                 -------------  -------------
Service revenue
  United States................................................  $   3,116,662  $   4,615,535
  Europe.......................................................      5,810,152       --
                                                                 -------------  -------------
                                                                 $   8,927,183  $   4,615,535
                                                                 -------------  -------------
                                                                 -------------  -------------
Operating income (loss)
  United States................................................  $    (309,781) $     400,493
  Europe.......................................................      1,407,540       --
                                                                 -------------  -------------
                                                                 $   1,097,759  $     400,493
                                                                 -------------  -------------
                                                                 -------------  -------------
Identifiable total assets
  United States................................................  $   4,717,216  $   5,703,693
  Europe.......................................................      6,070,531       --
                                                                 -------------  -------------
                                                                 $  10,787,747  $   5,703,693
                                                                 -------------  -------------
                                                                 -------------  -------------

    The net assets of Twinsys at December 31, 1995 amounted to approximately $782,123.

    In 1994, the Company had two customers, accounting for approximately 26% and 15%, respectively, of consolidated service revenue, who individually accounted for more than 10% of the Company's consolidated service revenue for the year. Neither customer accounted for 10% of the Company's consolidated service revenue in 1995. The only customer who accounted for 10% of the Company's consolidated service revenue in 1995 was a group of affiliated companies, which together accounted for approximately 13% of consolidated service revenue.

(11) SUPPLEMENTAL CASH FLOW INFORMATION

    Total amount of interest paid was approximately $650,000 and $393,000 for the years ended December 31, 1995 and 1994, respectively. No cash payments were made for income taxes during 1995 or 1994.

(12) COMMITMENTS AND CONTINGENCIES

    The Company has an agreement with Copex Limited (a United Kingdom company) which was established to recognize the assistance provided by Copex in the acquisition of Twinsys. The Company is to pay Copex 2% of the gross revenues of Twinsys for the calendar years 1995 through 1999. Other assets include approximately $74,000 (net of amortization) as of December 31, 1995 related to the fee earned to date under this agreement.

    A former employee of Twinsys has filed a lawsuit against the Company claiming certain severance benefits as a result of his dismissal. The total amount of the claim approximates 800,000 French francs (approximately $160,000). While the ultimate outcome of this lawsuit cannot be predicted, the Company believes it has meritorious defenses against the claim and intends to vigorously contest the lawsuit.

(13) SUBSEQUENT EVENT

    On March 7, 1996, Twinsys entered into a capital lease agreement for computer equipment with the lease having a discounted present value of approximately 10,000,000 French francs (approximately $2,000,000). The lease is for a three year term and requires monthly rental payments of approximately 430,000 French francs (approximately $86,000) in 1996 and monthly rental payments of 250,000 French francs (approximately $50,000) for the remainder of the lease term. This lease commitment is not included in Note 6.

(14) REVERSE STOCK SPLIT AND CHANGE OF NAME

    On July 29, 1996 the Company announced that the 1-for-2 reverse stock split of its Common Stock and its change of name from Dataguard Recovery Services, Inc. to Strategia Corporation had taken effect before the opening of business that day. As a result of the 1-for-2 reverse stock split, every two of the Company's common shares outstanding at the effective time were automatically converted into one new common share of Strategia Corporation. The Company's name change and reverse stock split had been approved by the shareholders at the Company's 1996 annual meeting on July 12, 1996. All share and per share amounts have been restated for the reverse stock split.

(15) NOTES RELATED TO 1996 INTERIM FINANCIAL INFORMATION (UNAUDITED)

    On May 30, 1996, the Company's Board of Directors authorized the issuance of Series AA Convertible Preferred Stock (Series AA Preferred) provides for an annual dividend of 8%, compared to 11.5% on the Series A Convertible Preferred Stock (Series A Preferred). The Series AA Preferred like the Series A Preferred is convertible into four shares of common stock for five years after issuance through June 30, 2001. The limitations, preferences, and relative rights of the Series AA Preferred are otherwise identical to those of the Series A Preferred.

    On June 30, 1996, all holders of Series A Preferred exchanged their shares (34,167 shares) for the same number of Series AA Preferred Shares. In addition, all dividends in arrears ($69,552) due to the original holders of Series A Preferred at June 30, 1996 were converted to Series AA Preferred.

    The Company had notes payable ($191,176) and accrued interest payable ($43,062) to certain stockholders at June 30, 1996. These amounts were also converted to Series AA Preferred as of June 30, 1996.

    Approximately 580,000 French francs (approximately $117,000) has been charged to operations during the quarter ended September 30, 1996 to account for a judgment rendered in September 1996 by a French court in a lawsuit by a former employee of Twinsys. The employee had claimed certain severance benefits as a result of his dismissal.

    In September 1996, the Company raised $1,200,001 in a private placement of Common Stock and warrants to purchase Common Stock. Net proceeds from the sale of those shares were used to reduce bank line of credit borrowings and accounts payable.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALERS, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THE PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, UNITS IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. SUBJECT TO ANY DUTIES AND OBLIGATIONS UNDER APPLICABLE SECURITIES LAWS TO UPDATE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE HEREIN, NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Use of Proceeds...........................................................   11
Price Range of Common Stock...............................................   12
Dividend Policy...........................................................   12
Capitalization............................................................   13
Dilution..................................................................   13
Selected Consolidated Financial Data......................................   14
Management's Discussion and Analysis of Results of Operations and
  Financial Condition.....................................................   15
Business..................................................................   21
Management................................................................   33
Principal Shareholders....................................................   36
Certain Transactions......................................................   37
Description of Securities.................................................   39
Shares Eligible for Future Sale...........................................   44
Underwriting..............................................................   46
Legal Matters.............................................................   47
Experts...................................................................   47
Index to Consolidated Financial Statements................................  F-1

                            ------------------------

                                1,750,000 UNITS

                                     [LOGO]

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               PAULSON INVESTMENT
                                 COMPANY, INC.

                                         , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    The Company's Bylaws require that officers and directors of the Company be indemnified and advanced expenses by the Company with respect to all threatened, pending or completed actions, suits or proceedings arising from that person's conduct in his official capacity as an officer or director of the Company to the extent permitted by the Kentucky Business Corporation Act.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following are the estimated expenses in connection with the distribution of the securities being registered, other than fees and commissions of underwriters and dealers. All such expenses are estimated, except for the SEC registration fee:

SEC registration fee..............................................  $  10,577
NASD application fees.............................................      3,990
Nasdaq listing fee................................................     30,000
Accounting fees and expenses......................................     30,000
Legal fees and expenses...........................................    100,000
Printing and engraving expenses...................................     90,000
Transfer agent and registrar fees.................................      5,000
Blue Sky fees and expenses........................................     25,000
Miscellaneous expenses............................................    105,433
                                                                    ---------
    Total.........................................................  $ 400,000
                                                                    ---------
                                                                    ---------

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    On each of January 5, April 5, July 5, and October 3, 1994, the Company issued EPI Corporation ("EPI") 3,000 shares of Common Stock in consideration for the renewal of a $300,000 loan by EPI to the Company on July 13, 1992 (the "Loan").

    On July 8, 1994, the Company issued EPI 100,000 shares of Common Stock in consideration of $100,000 ($1.00 per share).

    On January 17, 1995, and on February 21, 1996, the Company issued EPI 5,250 and 2,750 shares of Common Stock, respectively, in consideration of the extension of an additional $500,000 under, and the renewal of the Loan.

    On each of April 17, July 16, and October 14, 1995, and January 16, May 16, July 10, and October 8, 1996, the Company issued EPI 8,000 shares of Common Stock in consideration of the renewal of the Loan.

    All of the above transactions were made in reliance upon the exemption provided by Section 4(2) of the Securities Act. The following factors were relied upon by the Company to establish the availability of this exemption for the sales of securities described above: (1) the issuances were related to an arm's length loan transaction between EPI and the Company; (2) EPI has total assets of more than $5 million; (3) EPI's President is a director of the Company; (4) share certificates or warrants included legends referring to restrictions on transfer; (5) shares were issued solely to EPI; and (6) EPI had full access to all material information regarding the Company and its securities necessary to make an informed decision.

    On June 30, 1996, the Company issued a total of 64,546 shares of Series AA Preferred Stock and warrants to purchase 64,546 shares of Common Stock to directors and executive officers of the Company, EPI Corporation and certain of its directors, and certain other holders of the Company's then-outstanding

Series A Preferred Stock and Common Stock. The transactions are described under "Certain Transactions" in the prospectus included in this registration statement. The issuance of the Series AA Preferred Stock and warrants exchanged for outstanding Series A Preferred Stock and warrants was made in reliance upon the exemption provided by Section 3(a)(9) of the Securities Act. The issuance of the Series AA Preferred Stock and warrants issued in payment of principal and interest on shareholder loans to the Company or accrued unpaid dividends on the Series A Preferred Stock was made in reliance upon the exemption provided by
Section 4(2) of the Securities Act. All but one of the recipients of the Series AA Preferred Stock and warrants were accredited investors, and the remaining investor was a business associate of one of the Company's directors.

    In September 1996, the Company issued 480,000 Units at an offering price of $2.50 cash per Unit, each Unit consisting of one share of Common Stock and a warrant to purchase one share of Common Stock for $3.75 per share, to various holders of the Company's preferred stock and other "accredited investors" (as defined in Regulation D of the Act) on the terms and conditions set forth in a Confidential Private Placement Memorandum dated September 6, 1996.

    The sale of Units was made in reliance upon the exemption provided by
Section 4(2) of the Securities Act. The following factors were relied upon by the Company to establish the availability of this exemption for the sales of securities described above: (1) the terms of the Units were negotiated on an arm's length basis between the Company and the investors; (2) certificates for shares or warrants will include legends referring to restrictions on transfer;
(3) all but one of the investors were accredited investors and the remaining investor is a business associate of one of the Company's directors and a holder of the Company's preferred stock; and (4) investors had full access to all material information regarding the Company and its securities necessary to make an informed decision.

ITEM 27.  EXHIBITS.

EXHIBIT
NO.
----------
  1      -- Form of Underwriting Agreement.

  4.1 -- Amended and Restated Articles of Incorporation are incorporated by reference to Exhibits 3.1 and 4.1 to the Company's 10-Q for the quarter ended June 30, 1996.

  4.2    -- Form of Representative's Stock Purchase Warrant.

  4.3    -- Form of Warrant Agreement.

  4.4    -- Lock-up Agreements.*

  5      -- Legal Opinion of Brown Todd & Heyburn, PLLC.*

 10.1 -- 1988 Stock Option Plan is incorporated by reference to Exhibit 10.8 to the Company's 1994 10-KSB.

 10.2 -- 1990 Stock Grant Plan is incorporated by reference to Exhibit 10.8 to the Company's 1994 10-KSB.

 10.3    -- Agreement of Assignment of Mortgage Note dated August 1, 1991, between
           Future Federal Savings Bank; Brown, Noltemeyer Co.; Charles A. Brown,
           Jr.; Norman V. Noltemeyer; and Dataguard Recovery Services, Inc. is incorporated by reference to Exhibit 10.7 to the Company's 1995 10-KSB.

 10.4    -- Mortgage Note dated April 3, 1984, from Brown, Noltemeyer Co. to Future
           Federal Savings Bank, as amended, is incorporated by reference to
           Exhibit 10.8 to the Company's 1995 10-KSB.

EXHIBIT
NO.
----------
 10.5    -- Security Agreement dated July 13, 1992 as amended January 17, 1995 between the Company and EPI Corporation is incorporated by reference to
           Exhibit 10.11 to the Company's 1994 10-KSB.

 10.6    -- Second Mortgage dated July 13, 1992 as amended January 17, 1995 between the Company and EPI Corporation is incorporated by reference to Exhibit
           10.12 to the Company's 1994 10-KSB.

 10.7    -- Promissory Note due January 5, 1997 from the Company to EPI
           Corporation.*

 10.8    -- Acquisition Assistance Agreement, as amended, among Copex Limited (UK),
           Copex Limited (Swiss), Dataguard Limited, and Strategia Corporation.*

 11      -- For a statement regarding the computation of per share earnings (loss), see Notes 2 and 14 to the Consolidated Financial Statements.

 21      -- Subsidiaries.

 23.1    -- Consent of Ernst & Young LLP, independent auditors.

 23.2 -- Consent of Brown, Todd & Heyburn PLLC (included in their opinion filed as
           Exhibit 5).*

 24      -- Power of Attorney (included in the Signature Pages to this Registration
           Statement).

 27      -- Financial Data Schedule.

------------------------

*   To be filed by Amendment.

ITEM 28.  UNDERTAKINGS.

    (a) The undersigned small business issuer will:

        (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by section 10(a)(3) of the Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

           (iii) Include any additional or changed material information on the plan of distribution.

        (2) For determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

    (b) The undersigned small business issuer will:

        (1) For purposes of determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

        (2) For determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY

    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Louisville, Commonwealth of Kentucky, on October 14 , 1996.

                                STRATEGIA CORPORATION

                                By:             /s/ RICHARD W. SMITH
                                     -----------------------------------------
                                            Richard W. Smith, President

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard W. Smith, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on the respective date set out opposite such person's name.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President (Principal
     /s/ RICHARD W. SMITH         Executive Officer)
------------------------------    (Principal Financial       October 14, 1996
       Richard W. Smith           Officer) (Principal
                                  Accounting Officer)

      /s/ JAMES P. BUREN        Executive Vice President -
------------------------------    Technology, Treasurer,     October 14, 1996
        James P. Buren            and Director

      /s/ JOHN P. SNYDER
------------------------------  Secretary and Director       October 14, 1996
        John P. Snyder

     /s/ JOHN A. BRENZEL
------------------------------  Director                    October 14, 1996
       John A. Brenzel

                               INDEX TO EXHIBITS

EXHIBIT                                                                          PAGE
NO.                                                                             NUMBER
----------                                                                      ------
  1      -- Form of Underwriting Agreement.

  3.1 -- Amended and Restated Articles of Incorporation are incorporated by reference to Exhibits 3.1 and 4.1 to the Company's 10-Q for the quarter ended June 30, 1996.

  3.2    -- Bylaws are incorporated by reference to Exhibit 3.2 to the Company's
           1995 10-KSB.

  4.1 -- Amended and Restated Articles of Incorporation are incorporated by reference to Exhibits 3.1 and 4.1 to the Company's 10-Q for the quarter ended June 30, 1996.

  4.2    -- Form of Representative's Stock Purchase Warrant.

  4.3    -- Form of Warrant Agreement.

  4.4    -- Lock-up Agreements.*

  5      -- Legal Opinion of Brown Todd & Heyburn, PLLC.*

 10.1 -- 1988 Stock Option Plan is incorporated by reference to Exhibit 10.8 to the Company's 1994 10-KSB.

 10.2 -- 1990 Stock Grant Plan is incorporated by reference to Exhibit 10.8 to the Company's 1994 10-KSB.

 10.3 -- Agreement of Assignment of Mortgage Note dated August 1, 1991, between Future Federal Savings Bank; Brown, Noltemeyer Co.; Charles
           A. Brown, Jr.; Norman V. Noltemeyer; and Dataguard Recovery
           Services, Inc. is incorporated by reference to Exhibit 10.7 to the Company's 1995 10-KSB.

 10.4    -- Mortgage Note dated April 3, 1984, from Brown, Noltemeyer Co. to
           Future Federal Savings Bank, as amended, is incorporated by reference to Exhibit 10.8 to the Company's 1995 10-KSB.

 10.5 -- Security Agreement dated July 13, 1992 as amended January 17, 1995 between the Company and EPI Corporation is incorporated by reference to Exhibit 10.11 to the Company's 1994 10-KSB.

 10.6 -- Second Mortgage dated July 13, 1992 as amended January 17, 1995 between the Company and EPI Corporation is incorporated by reference to Exhibit 10.12 to the Company's 1994 10-KSB.

 10.7    -- Promissory Note due January 5, 1997 from the Company to EPI
           Corporation.*

 10.8    -- Acquisition Assistance Agreement, as amended, among Copex Limited
           (UK), Copex Limited (Swiss), Dataguard Limited, and Strategia
           Corporation.*

 11      -- For a statement regarding the computation of per share earnings
           (loss), see Notes 2 and 14 to the Consolidated Financial
           Statements.

 21      -- Subsidiaries.

 23.1    -- Consent of Ernst & Young LLP, independent auditors.

 23.2 -- Consent of Brown, Todd & Heyburn PLLC (included in their opinion filed as Exhibit 5).*

 24      -- Power of Attorney (included in the Signature Pages to this
           Registration Statement).

 27      -- Financial Data Schedule.

------------------------

*   To be filed by Amendment.